Filed Pursuant to Rule 424(b)(3)
Registration No. 333-214278

PROSPECTUS

OFFER TO EXCHANGE

Up to $375,000,000 aggregate principal amount of 6.875% Senior Notes due 2023

For any and all outstanding 6.875% Senior Notes due 2023

On May 26, 2015, we issued $375,000,000 aggregate principal amount of restricted 6.875% Senior Notes due 2023 in a private placement. We refer to these notes as the “Original Notes.”

We are offering to exchange up to $375,000,000 aggregate principal amount of new 6.875% Senior Notes due 2023, which we refer to as the “Exchange Notes,” for the Original Notes. We refer to this offer to exchange as the “Exchange Offer.” The terms of the Exchange Notes are substantially identical to the terms of the Original Notes, except that the Exchange Notes will be registered under the Securities Act of 1933, or the “Securities Act,” and the transfer restrictions and registration rights and related special interest provisions applicable to the Original Notes will not apply to the Exchange Notes. The Exchange Notes will be part of the same series of Original Notes and issued under the same base indenture and applicable supplemental indentures, which we refer to collectively as the “Indenture.” The Exchange Notes will be exchanged for Original Notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. We will not receive any proceeds from the issuance of Exchange Notes in the Exchange Offer.

You may withdraw tenders of Original Notes at any time prior to the expiration of the Exchange Offer.

The Exchange Offer expires at 9:00 a.m. New York City time on March 20, 2017, unless extended, which we refer to as the “Expiration Date.”

We do not intend to list the Exchange Notes on any securities exchange or to seek approval through any automated quotation system, and no active public market for the Exchange Notes is anticipated.

You should consider carefully the risk factors beginning on page 7 of this prospectus before deciding whether to participate in the Exchange Offer.

Neither the Securities and Exchange Commission, or the “SEC,” nor any state securities commission has approved or disapproved of these Exchange Notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 17, 2017.

This prospectus may only be used where it is legal to make the Exchange Offer and by a broker-dealer for resales of Exchange Notes acquired in the Exchange Offer where it is legal to do so.

Rather than repeat certain information in this prospectus that we have already included in reports filed with the SEC, this prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide this information to you at no charge upon written or oral request directed to: A. Schulman, Inc., 3637 Ridgewood Road, Fairlawn, Ohio 44333, Attention: Corporate Secretary, telephone: (330) 666-3751. In order to receive timely delivery of any requested documents in advance of the Expiration Date, you should make your request no later than March 10, 2017, which is five full business days before you must make a decision regarding the Exchange Offer.

In making a decision regarding the Exchange Offer, you should rely only on the information contained in or incorporated by reference into this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

You should not assume that the information contained in this prospectus is accurate as of any date other than the date of the front cover of this prospectus or that the information incorporated by reference into this prospectus is accurate as of any date other than the date of the incorporated document. Neither the delivery of this prospectus nor any exchange made hereunder shall under any circumstances imply that the information herein is correct as of any date subsequent to the date on the cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

In this prospectus, unless otherwise indicated, including as set forth under the heading “Description of the Exchange Notes,” the terms “Company,” “issuer,” “A. Schulman,” “us,” “we” and “our” refer to A. Schulman, Inc. and its consolidated subsidiaries.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of Exchange Notes. The letter of transmittal accompanying this prospectus, which we refer to as the “Letter of Transmittal,” states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Original Notes where the Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period ending on the date that is 20 business days after the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with these resales. See “Plan of Distribution.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934, which we refer to as the “Exchange Act.” We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available over the Internet at the SEC’s website at www.sec.gov. You may read and copy any reports, statements and other information filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information about the Public Reference Room. You may also inspect our SEC reports and other information on our website at www.aschulman.com. The information contained on or accessible through our website is not part of this prospectus, other than the documents that we file with the SEC that are specifically incorporated by reference in this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

We file periodic reports and other information with the SEC. In this prospectus, we “incorporate by reference” certain information we have filed with the SEC, which means that important information is being disclosed to you by referring to those documents. Those documents that are filed prior to the date of this prospectus are considered part of this prospectus, and those documents that are filed after the date of this prospectus and prior to the completion of the Exchange Offer will be considered a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently dated or filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. The documents listed below are incorporated by reference in this prospectus:

•	our Annual Report on Form 10-K for the year ended August 31, 2016;

•	our Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2016; and

•	our Current Reports on Form 8-K filed on September 22, 2016, September 28, 2016, October 3, 2016 (amended October 7, 2016), October 17, 2016, October 24, 2016, November 14, 2016 and December 12, 2016.

We also incorporate by reference any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the Exchange Offer. We do not and will not, however, incorporate by reference in this prospectus any documents or portions thereof that are not deemed “filed” with the SEC, including any information furnished pursuant to Item 2.02 or Item 7.01 of our Current Reports on Form 8-K after the date of this prospectus unless, and except to the extent, specified in such Current Reports.

We will provide you with a copy of any of these filings (other than an exhibit to these filings, unless the exhibit is specifically incorporated by reference into the filing requested) at no cost, if you submit a request to us by writing or telephoning us at the following address or telephone number:

A. Schulman, Inc.

3637 Ridgewood Road

Fairlawn, Ohio 44333

Attn: Corporate Secretary

(330) 666-3751

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

A number of the matters discussed in this prospectus that are not historical or current facts deal with potential future circumstances and developments and may constitute “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements can be identified by the fact that they do not relate strictly to historic or current facts and relate to future events and expectations. Forward-looking statements contain such words as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which management is unable to predict or control, that may cause actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation, and specifically decline any obligation, other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risk factors and uncertainties that could cause actual results to differ materially from those suggested by these forward-looking statements, and could adversely affect the Company’s future financial performance, include, but are not limited to, the following:

•	worldwide and regional economic, business and political conditions, including continuing economic uncertainties in some or all of the Company’s major product markets or countries where the Company has operations;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	competitive factors, including intense price competition;

•	fluctuations in the value of currencies in areas where the Company operates;

•	volatility of prices and availability of the supply of energy and raw materials that are critical to the manufacture of the Company’s products, particularly plastic resins derived from oil and natural gas;

•	changes in customer demand and requirements;

•	effectiveness of the Company to achieve the level of cost savings, productivity improvements, growth and other benefits anticipated from acquisitions and the integration thereof, joint ventures and restructuring initiatives;

•	escalation in the cost of providing employee health care;

•	uncertainties regarding the resolution of pending and future litigation and other claims;

•	the performance of the global automotive market as well as other markets served;

•	further adverse changes in economic or industry conditions, including global supply and demand conditions and prices for products;

•	operating problems with our information systems as a result of system security failures such as viruses, cyber-attacks or other causes;

•	our current debt position could adversely affect our financial health and prevent us from fulfilling our financial obligations; and

•	failure of counterparties to perform under the terms and conditions of contractual arrangements, including suppliers, customers, buyers and sellers of a business and other third parties with which the Company contracts.

You should refer to the section entitled “Risk Factors” for a discussion of certain risks and uncertainties that may cause our actual results to differ from expected results. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could adversely affect our results. Consequently, there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

SUMMARY

This summary highlights selected information about us and the Exchange Offer. This summary may not contain all of the information that may be important to you. For a more complete understanding of our business, you should read carefully this entire prospectus, including the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended August 31, 2016 incorporated by reference herein, and in the other documents that we refer to and that are incorporated by reference in this prospectus, for a complete understanding of us and the Exchange Offer. In particular, we incorporate by reference important business and financial information into this prospectus. This summary contains forward-looking statements that involve risks and uncertainties.

Overview

A. Schulman, Inc. is an international supplier of high-performance plastic formulations, resins, and services headquartered in Fairlawn, Ohio. The Company’s customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, custom services, and sports, home & leisure.

On June 1, 2015, the Company acquired HGGC Citadel Plastic Holdings, Inc., which we refer to as “Citadel” and which is a specialty engineered plastics company that produces thermoset composites and thermoplastic compounds for specialty product applications. The Company used the net proceeds from the private sale of the Original Notes to finance a portion of the cash consideration that was paid in the Citadel acquisition, to refinance certain existing debt and for general corporate purposes, including fees and expenses related to the Citadel acquisition.

Corporate Information

A. Schulman, Inc. was founded as an Ohio corporation in 1928 by Alex Schulman in Akron, Ohio. In 1969, we changed our state of incorporation to Delaware, and went public in 1972. Our principal executive office is located at 3637 Ridgewood Road, Fairlawn, Ohio 44333 and our telephone number is (330) 666-3751. Our common stock is listed on the NASDAQ Stock Market under the symbol “SHLM.” Our website address is www.aschulman.com. The information contained on or accessible through our website is not a part of this prospectus, other than the documents that we file with the SEC that are incorporated by reference into this prospectus.

The Exchange Offer

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Offer, see “The Exchange Offer.”

Exchange Offer	We are offering to exchange up to $375,000,000 aggregate principal amount of our registered 6.875% Senior Notes due 2023 for an equal principal amount of our outstanding restricted 6.875% Senior Notes due 2023 that were issued on May 26, 2015. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. Holders of Original Notes do not have any appraisal or dissenters’ rights in connection with the Exchange Offer.

Purpose of Exchange Offer	The Exchange Notes are being offered to satisfy our obligations under the registration rights agreement entered into at the time we issued and sold the Original Notes, which we refer to as the “Registration Rights Agreement.”

Expiration Date; withdrawal of tenders; return of Original Notes not accepted for exchange	The Exchange Offer will expire at 9:00 a.m., New York City time, on March 20, 2017, or on a later date and time to which we extend it. Tenders of Original Notes in the Exchange Offer may be withdrawn at any time prior to the Expiration Date. We will exchange the Exchange Notes for validly tendered Original Notes promptly following the Expiration Date. Any Original Notes that are not accepted for exchange for any reason will be returned by us, at our expense, to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Procedures for tendering Original Notes	Each holder of Original Notes wishing to participate in the Exchange Offer must follow procedures of the Depository Trust Company’s, which we refer to as “DTC,” Automated Tender Offer Program, or “ATOP,” subject to the terms and procedures of that program. The ATOP procedures require that the Exchange Agent, as defined below, receive, prior to the Expiration Date, a computer-generated message known as an “agent’s message” that is transmitted through ATOP and that DTC confirm that:

•	DTC has received instructions to exchange your Original Notes; and

•	you agree to be bound by the terms of the Letter of Transmittal.

See “The Exchange Offer—Procedures for tendering Original Notes.”

Consequences of failure to exchange the Original Notes	You will continue to hold Original Notes, which will remain subject to their existing transfer restrictions, if you do not validly tender your

Original Notes or you tender your Original Notes and they are not accepted for exchange. With some limited exceptions, we will have no obligation to register the Original Notes after we consummate the Exchange Offer. See “The Exchange Offer—Terms of the Exchange Offer” and “The Exchange Offer—Consequences of failure to exchange.”

Conditions to the Exchange Offer	The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. The Exchange Offer is subject to customary conditions, which may be waived by us in our discretion. We currently expect that all of the conditions will be satisfied and that no waivers will be necessary.

Exchange Agent	U.S. Bank National Association, which we refer to as the “Exchange Agent.”

Certain United States federal income tax considerations	Your exchange of an Original Note for an Exchange Note will not constitute a taxable exchange. The exchange will not result in taxable income, gain or loss being recognized by you or by us for United States federal income tax purposes. Immediately after the exchange, you will have the same adjusted basis and holding period in each Exchange Note received as you had immediately prior to the exchange in the corresponding Original Note surrendered. See “Certain United States Federal Income Tax Considerations.”

Risk Factors	You should consider carefully the risk factors beginning on page 7 of this prospectus before deciding whether to participate in the Exchange Offer.

The Exchange Notes

The following summary is provided solely for your convenience. This summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus. For a more detailed description of the Exchange Notes, see “Description of the Exchange Notes.” With respect to the discussion of the terms of the Exchange Notes on the cover page, in this summary of the offering and under the caption “Description of the Exchange Notes,” the terms “we,” “us,” “our,” “A. Schulman” or the “Company” refer only to A. Schulman, Inc., and not to any of its subsidiaries.

Issuer	A. Schulman, Inc., a Delaware corporation.

Notes Offered	$375,000,000 aggregate principal amount of 6.875% Senior Notes due 2023.

Maturity	The Exchange Notes will mature on June 1, 2023.

Interest	Interest on the Exchange Notes will accrue at a rate of 6.875% per annum. Interest on the Exchange Notes will be payable semi-annually in cash in arrears on June 1 and December 1 of each year, commencing June 1, 2017.

Guarantees	The Exchange Notes will be guaranteed on a senior unsecured basis, which we refer to as the “Guarantees,” by each of the Company’s domestic restricted subsidiaries that is a borrower or guarantor under its senior secured credit facilities, which we refer to as the “Senior Secured Credit Facilities” and include (a) a $300.0 million senior secured revolving credit facility due 2020, which we refer to as the “Revolving Credit Facility,” (b) $200.0 million senior secured term loan A facility due 2020, which we refer to as the “Term Loan A Facility,” and (c) approximately $500.0 million of senior secured term loan B facilities due 2022 consisting of a $350.0 million tranche and a €145.0 million tranche. We refer to the subsidiaries of the Company that issue Guarantees of the Exchange Notes as the “Guarantors.”

Ranking	The Exchange Notes and the Guarantees will be our and the Guarantors’ senior unsecured obligations and will be equal in right of payment with all of our and the Guarantors’ existing and future senior debt and senior to any of our and the Guarantors’ future subordinated debt. The Exchange Notes and the Guarantees will rank junior to all of our and the Guarantors’ existing and future secured debt, including the Senior Secured Credit Facilities, to the extent of the value of the collateral securing such debt, including the obligations under the Senior Secured Credit Facilities. The Exchange Notes will also be structurally subordinated to all of the liabilities of our existing and future subsidiaries that do not guarantee the Exchange Notes.

We and our subsidiaries had approximately $942.0 million of indebtedness (excluding intercompany indebtedness) outstanding as of November 30, 2016, of which approximately $576.8 million was secured obligations, and we had an additional $236.4 million of availability under the Revolving Credit Facility (after giving effect to outstanding letters of credit), all of which would be secured debt if drawn, ranking effectively senior to the Exchange Notes to the extent of the value of the collateral securing such indebtedness.

For the quarterly period ended November 30, 2016, our non-Guarantor subsidiaries accounted for 72.0% of our net sales. Included in our non-Guarantor subsidiaries net sales are $1.4 million of intercompany sales.

Optional Redemption	The Exchange Notes will be redeemable on or after June 1, 2018 at the redemption prices specified under “Description of the Exchange Notes—Optional Redemption.” Prior to June 1, 2018, we may redeem some or all of the Exchange Notes at a redemption price of 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make whole” premium. Also, we may redeem up to 35% of the Exchange Notes before June 1, 2018 with the net cash proceeds from certain equity offerings at the redemption prices set forth elsewhere herein. See “Description of the Exchange Notes—Optional Redemption.”

Change of Control Offer	If we experience specific kinds of changes of control, we must offer to repurchase all of the Exchange Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. See “Description of the Exchange Notes—Change of Control.”

Asset Sale Offer	If we or our restricted subsidiaries sell certain assets and do not repay certain debt or reinvest the proceeds of such sales within certain time periods, we must offer to repurchase a portion of the Exchange Notes as described under “Description of the Exchange Notes—Certain Covenants—Limitation on Asset Sales.”

Certain Covenants	The Indenture contains covenants that limit, among other things, our ability and the ability of some of our subsidiaries to:

•	incur additional indebtedness;

•	pay dividends, make other distributions or repurchase or redeem our capital stock;

•	prepay, redeem or repurchase certain debt;

•	make loans and investments;

•	sell, transfer or otherwise dispose of assets;

•	incur or permit to exist certain liens;

•	enter into certain types of transactions with affiliates;

•	enter into agreements restricting our subsidiaries’ ability to pay dividends; and

•	consolidate, amalgamate, merge or sell all or substantially all of our assets.

No Established Trading Market	The Exchange Notes will be a new class of securities for which there is currently no market. Although the initial purchasers of the Original Notes have informed us that they intend to make a market in the Exchange Notes, the initial purchasers are not obligated to do so, and may discontinue market-making activities at any time without notice. Accordingly, we cannot assure you that a liquid market for the Exchange Notes will develop or be maintained.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Exchange Notes. See “Use of Proceeds.”

Trustee	U.S. Bank National Association, which we refer to as the “Trustee.”

RISK FACTORS

An investment in the Exchange Notes involves a significant degree of risk, including the risks described in this prospectus. You should carefully consider the risk factors set forth below as well as the other information contained under “Disclosure Regarding Forward-Looking Statements” and in the documents incorporated by reference in this prospectus, before making a decision regarding the Exchange Offer. Any of the following risks, as well as other risks and uncertainties, could materially and adversely affect our business, results of operations, cash flows and/or financial condition and thus cause the value of the Exchange Notes to decline. The risks and uncertainties described below are not the only risks facing our company. Additional risks and uncertainties not currently known to us or those we currently view to be immaterial may also materially and adversely affect our business, financial condition or results of operations. In such a case, you may lose all or part of your investment in the Exchange Notes.

Risks Relating to the Exchange Offer

If you choose not to exchange your Original Notes in the Exchange Offer, the transfer restrictions currently applicable to your Original Notes will remain in force and the market price of your Original Notes could decline.

If you do not exchange your Original Notes for Exchange Notes in the Exchange Offer, then you will continue to be subject to the transfer restrictions that apply to the Original Notes as set forth in the offering memorandum related to the private sale of the Original Notes. In general, the Original Notes may not be sold unless the sale is registered or exempt from registration under the Securities Act. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Original Notes under the Securities Act. You should refer to “The Exchange Offer” for information about how to tender your Original Notes.

The tender of Original Notes pursuant to the Exchange Offer will reduce the outstanding principal amount of the Original Notes, which may have an adverse effect upon, and increase the volatility of, the market price of the Original Notes due to reduction in liquidity.

Certain persons who participate in the Exchange Offer must deliver a prospectus in connection with resales of the Exchange Notes.

Based on interpretations of the staff of the SEC contained in Exxon Capital Holdings Corp., SEC no-action letter (April 13, 1988), Morgan Stanley & Co. Inc., SEC no-action letter (June 5, 1991) and Shearman & Sterling, SEC no-action letter (July 2, 1983), we believe that you may offer for resale, resell or otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery requirements of the Securities Act. However, in some instances described in this prospectus under “Plan of Distribution,” certain holders of Exchange Notes will remain obligated to comply with the prospectus delivery requirements of the Securities Act in order to transfer the Exchange Notes. If such a holder transfers any Exchange Notes without delivering a prospectus meeting the requirements of the Securities Act or without an applicable exemption from registration under the Securities Act, such a holder may incur liability under the Securities Act. We do not, and will not, assume or indemnify such a holder against this liability.

Risks Relating to the Exchange Notes and Our Debt

Our substantial debt could adversely affect our financial health and prevent us from fulfilling our obligations under the Exchange Notes.

We have significant debt service obligations. As of November 30, 2016, we had outstanding debt of approximately $942.0 million and had an additional $236.4 million of availability under our Revolving Credit Facility (after giving effect to outstanding letters of credit), all of which would be secured debt if drawn, which would have effectively ranked senior to the Exchange Notes to the extent of the value of the collateral securing such indebtedness. Our substantial debt could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the Exchange Notes and the Senior Secured Credit Facilities;

•	increase our vulnerability to general adverse economic and industry conditions, including interest rate fluctuations, because a portion of our borrowings, including those under the Senior Secured Credit Facilities, will be at variable rates of interest;

•	require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, joint ventures and investments and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the product categories in which we participate;

•	limit our ability to obtain additional debt or equity financing due to applicable financial and restrictive covenants in our debt agreements;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit our ability to borrow additional funds.

We expect to pay expenses and to pay principal and interest on current and future debt from cash provided by operating activities. Therefore, our ability to meet these payment obligations will depend on future financial performance and regional cash availability, which is subject in part to numerous economic, business and financial factors beyond our control. If our cash flow and capital resources are insufficient to fund our debt obligations, we may be forced to reduce or delay expansion plans and capital expenditures, limit payment of dividends, sell material assets or operations, obtain additional capital or restructure our debt.

Despite our anticipated debt levels, we and our subsidiaries may still incur significant additional debt. Incurring more debt could increase the risks associated with our substantial debt.

We and our subsidiaries may be able to incur substantial additional debt, including additional secured debt, in the future. The terms of the Indenture and our Revolving Credit Facility restrict, but do not completely prohibit, us from doing so. As of November 30, 2016, we had approximately $59.8 million outstanding under our Revolving Credit Facility and approximately $236.4 million of undrawn availability under our Revolving Credit Facility (after giving effect to outstanding letters of credit), all of which would be secured debt. In addition, the Indenture allows us to issue additional notes under certain circumstances, which will also be guaranteed by the Guarantors. The Indenture also allows us to incur certain other additional secured debt. The Indenture allows our non-Guarantor subsidiaries, which include our foreign subsidiaries, to incur additional debt, which debt (as well as other liabilities at any such subsidiary) would be structurally senior to the Exchange Notes. In addition, the Indenture does not prevent us from incurring certain other liabilities that do not constitute indebtedness (as defined in the Indenture). If new debt or other liabilities are added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

If we default under the Senior Secured Credit Facilities, we may not be able to service our debt obligations.

In the event of a default under the Senior Secured Credit Facilities, the lenders under the facilities could elect to declare all amounts borrowed, together with accrued and unpaid interest and other fees, to be due and payable. If such acceleration occurs, thereby permitting an acceleration of amounts outstanding under the Exchange Notes, we may not be able to repay the amounts due under the Senior Secured Credit Facilities, or the Exchange Notes. This could have serious consequences to the holders of the Exchange Notes and to our financial condition and results of operations, and could cause us to become bankrupt or insolvent.

We may not be able to generate sufficient cash to service all of our debt, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

As of November 30, 2016, we had cash and cash equivalents of $39.3 million. In addition, we had access to a Revolving Credit Facility of $300.0 million, with approximately $236.4 million available as of November 30, 2016 (after giving effect to outstanding letters of credit). Our ability to make scheduled payments on or to refinance our debt obligations, including the Exchange Notes, and to fund working capital, planned capital expenditures and expansion efforts and any strategic alliances or acquisitions we may make in the future depends on our ability to generate cash in the future and our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our debt, including the Exchange Notes.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance our debt, including the Exchange Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. If our operating results and available cash are insufficient to meet our debt service obligations, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. We may not be able to consummate those dispositions or to obtain the proceeds sought from them, and these proceeds may not be adequate to meet any debt service obligations then due. Additionally, the Indenture and the agreements governing the Senior Secured Credit Facilities limit the use of the proceeds from any disposition; as a result, we may not be allowed, under these documents, to use proceeds from such dispositions to satisfy our debt service obligations. Further, we may need to refinance all or a portion of our debt on or before maturity, and we cannot assure you that we will be able to refinance any of our debt on commercially reasonable terms or at all.

Debt under the Senior Secured Credit Facilities is effectively senior to the Exchange Notes and the Guarantees to the extent of the value of the collateral securing the Senior Secured Credit Facilities.

As of November 30, 2016, the Company and the Guarantors had approximately $507.0 million outstanding under the Senior Secured Credit Facilities and approximately $236.4 million of undrawn availability under our Revolving Credit Facility (after giving effect to outstanding letters of credit), all of which was secured debt. Obligations under the Senior Secured Credit Facilities are effectively senior in right of payment to all of the Company’s and the Guarantors’ obligations under the Exchange Notes and the Guarantees to the extent of the value of the collateral securing the Senior Secured Credit Facilities. In the event of a bankruptcy, claims by the holders of the Exchange Notes will, therefore, be effectively junior to claims by our creditors under the Senior Secured Credit Facilities to the extent of the realizable value of the collateral securing the Senior Secured Credit Facilities. In the same manner, the Exchange Notes and the Guarantees will also be effectively junior in right of payment to any other debt secured by a lien on our and the Guarantors’ assets, to the extent of the realizable value of such collateral.

The Indenture and the agreements governing the Senior Secured Credit Facilities impose significant operating and financial restrictions on us and our subsidiaries, which may prevent us from capitalizing on business opportunities.

The Indenture and the agreements governing the Senior Secured Credit Facilities impose significant operating and financial restrictions on us. These restrictions limit our ability, among other things, to:

•	incur additional debt or issue certain disqualified stock and preferred stock;

•	pay dividends, repurchase our capital stock, or make other restricted payments or investments;

•	place restrictions on the ability of our restricted subsidiaries to pay dividends or make other payments to us;

•	engage in transactions with affiliates;

•	sell certain assets or merge with or into other companies;

•	create liens; and

•	enter into unrelated businesses.

Our Revolving Credit Facility and our Term Loan A Facility require us to meet financial covenants, including covenants relating to an interest coverage ratio and a maximum net debt leverage ratio.

As a result of these covenants and restrictions, we are limited in how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future debt we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.

The Exchange Notes will be guaranteed by our domestic subsidiaries that guarantee the Senior Secured Credit Facilities. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a Guarantee could be voided, or claims in respect of a Guarantee could be subordinated to all other debts of that Guarantor if, among other things, the Guarantor, at the time it incurred the indebtedness evidenced by its Guarantee:

•	incurred this debt with the intent of hindering, delaying or defrauding current or future creditors;

•	received less than reasonably equivalent value or fair consideration for the incurrence of the Guarantee;

•	was insolvent or rendered insolvent by reason of the incurrence of the Guarantee;

•	was engaged in a business or transaction for which the Guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any payment by that Guarantor pursuant to its Guarantee could be voided and required to be returned to the Guarantor, or to a fund for the benefit of the creditors of the Guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a Guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

The Indenture contains a provision intended to limit each Guarantor’s liability to the maximum amount that it could incur without causing the incurrence of obligations under its Guarantee to be a fraudulent transfer. This provision may not be effective to protect the Guarantees from being voided under fraudulent transfer law, or may eliminate the Guarantor’s obligations or reduce the Guarantor’s obligations to an amount that effectively makes the Guarantee worthless.

Not all of our subsidiaries will guarantee the Exchange Notes, and the assets of our non-Guarantor subsidiaries may not be available to make payments on the Exchange Notes.

Not all of our subsidiaries are required to guarantee the Exchange Notes. Our subsidiaries that do not guarantee the Exchange Notes generated approximately $432.0 million of net sales for the quarterly period ended November 30, 2016. Included in our non-Guarantor subsidiaries net sales are $1.4 million of intercompany sales. In the event that any non-Guarantor subsidiary becomes insolvent, liquidates, reorganizes, dissolves or otherwise winds up, holders of its debt and other liabilities (including its trade creditors) generally will be entitled to payment on their claims from the assets of that subsidiary before any of those assets are made available to us. Our subsidiaries that do not guarantee the Exchange Notes are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the Exchange Notes, or to make any funds available therefor, whether by dividends, loans, distributions or other payments. Consequently, your claims in respect of the Exchange Notes will be structurally subordinated to all of the liabilities of our non-Guarantor subsidiaries, including trade payables, and any claims of third party holders of preferred equity interests, if any, in our non-Guarantor subsidiaries.

Our non-Guarantor subsidiaries may incur obligations that will constrain the ability of our subsidiaries to provide us with cash, which may affect our ability to make payments on our indebtedness, including the Exchange Notes offered hereby.

Our cash flows and our ability to service our debt, including our ability to pay the interest on and principal of the Exchange Notes when due, will be dependent upon cash dividends and other distributions or other transfers from our subsidiaries. Dividends, loans and advances to us from our non-Guarantor subsidiaries may be restricted by covenants in certain debt agreements. If our non-Guarantor subsidiaries incur obligations with these restrictive covenants, it will constrain the ability of our non-Guarantor subsidiaries to provide us with cash, which may affect our ability to make payments on the Exchange Notes.

The Guarantors may be released from their Guarantees under certain circumstances.

The Guarantors may be released from the Guarantees in a variety of circumstances. So long as any obligations under certain of the Senior Secured Credit Facilities remain outstanding, any Guarantee of the Exchange Notes may be released without action by, or consent of, any holder of Exchange Notes or the Trustee if, at the discretion of lenders under the Senior Secured Credit Facilities, the related Guarantor is no longer a Guarantor of obligations under the Senior Secured Credit Facilities. You will not have a claim as a creditor against any subsidiary that is no longer a Guarantor, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to your claims as a holder of the Exchange Notes.

We may not be able to repurchase the Exchange Notes upon a change of control or pursuant to an asset sale offer, which would result in a default under the Indenture and would adversely affect our business and financial condition.

Upon a change of control, as defined under the Indenture, the holders of Exchange Notes will have the right to require us to offer to purchase all of the Exchange Notes then outstanding at a price equal to 101% of their principal amount plus accrued and unpaid interest, if any. The source of funds for any such purchase of the Exchange Notes will be our available cash or cash generated from operations or other sources, including borrowings, sales of assets or sales of equity. We may not be able to repurchase the Exchange Notes upon a change of control because we may not have sufficient financial resources, including the ability to arrange necessary financing on acceptable terms or at all, to purchase all of the Exchange Notes that are tendered upon a change of control. Our failure to offer to purchase all outstanding Exchange Notes or to purchase all validly tendered Exchange Notes would be an event of default under the Indenture. Such an event of default may cause the acceleration of our other debt. Our other debt also may contain restrictions on repayment requirements with respect to specified events or transactions that constitute a change of control under the Indenture.

In addition, in certain circumstances specified in the Indenture, we will be required to commence an Offer to Purchase, as defined in the Indenture, pursuant to which we must repay senior debt or make an offer to purchase a principal amount of the Exchange Notes equal to the Excess Proceeds, as defined in the Indenture. The purchase price of the Exchange Notes will be 100% of their principal amount, plus accrued and unpaid interest.

Our other debt may contain restrictions that would limit or prohibit us from completing any such Offer to Purchase. Our failure to purchase any such Exchange Notes when required under the Indenture would be an event of default under the Indenture.

An active trading market may not develop for the Exchange Notes.

We have been informed by the initial purchasers of the Original Notes that they intend to make a market in the Exchange Notes. However, the initial purchasers are not obligated to make a market in the Exchange Notes and may cease their market-making activities at any time. The liquidity of any trading market in the Exchange Notes, and the market price quoted for the Exchange Notes, may be adversely affected by changes in the overall market for these types of securities and by changes in our financial performance or prospects or in the prospects for companies in our industries generally. As a result, you cannot be sure that an active trading market will develop for the Exchange Notes.

Many of the covenants in the Indenture will not apply if the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s.

Many of the covenants in the Indenture will not apply to us during any period in which the Exchange Notes are rated investment grade by both Moody’s and Standard & Poor’s (each as defined herein), provided at such time no default or event of default has occurred and is continuing. Such covenants restrict, among other things, our ability to pay distributions, incur debt and enter into certain other transactions. There can be no assurance that the Exchange Notes will ever be rated investment grade, or that if they are rated investment grade, that the Exchange Notes will maintain these ratings. However, suspension of these covenants would allow us to engage in certain transactions that would not be permitted while these covenants were in force. To the extent the covenants are subsequently reinstated, any such actions taken while the covenants were suspended would not result in an event of default under the Indenture. See “Description of the Exchange Notes—Certain Covenants—Changes in Covenants when Notes Rated Investment Grade.”

THE EXCHANGE OFFER

Purpose of the Exchange Offer

In connection with the offer and sale of the Original Notes, we entered into the Registration Rights Agreement with the initial purchasers of the Original Notes. We are making the Exchange Offer to satisfy our obligations under the Registration Rights Agreement.

Terms of the Exchange Offer

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal, Exchange Notes for an equal principal amount of Original Notes. The terms of the Exchange Notes are identical in all material respects to those of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes that will not apply to the Exchange Notes. The Exchange Notes will be of the same class as the Original Notes. The Exchange Notes will be entitled to the benefits of Indenture. See “Description of the Exchange Notes.”

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Original Notes being tendered or accepted for exchange. As of the date of this prospectus, $375,000,000 aggregate principal amount of the Original Notes was outstanding. Original Notes tendered in the Exchange Offer must be in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Based on certain interpretive letters issued by the staff of the SEC to third parties in unrelated transactions, holders of Original Notes, except any holder who is an “affiliate” of ours within the meaning of Rule 405 under the Securities Act, who exchange their Original Notes for Exchange Notes pursuant to the Exchange Offer generally may offer the Exchange Notes for resale, resell the Exchange Notes and otherwise transfer the Exchange Notes without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Exchange Notes are acquired in the ordinary course of the holders’ business and such holders are not participating in, and have no arrangement or understanding with any person to participate in, a distribution of the Exchange Notes.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes, where the Original Notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes as described in “Plan of Distribution.” In addition, to comply with the securities laws of individual jurisdictions, if applicable, the Exchange Notes may not be offered or sold unless they have been registered or qualified for sale in the jurisdiction or an exemption from registration or qualification is available and complied with. We have agreed, pursuant to the Registration Rights Agreement, to file with the SEC a registration statement (of which this prospectus forms a part) with respect to the Exchange Notes. If you do not exchange Original Notes for Exchange Notes pursuant to the Exchange Offer, your Original Notes will continue to be subject to restrictions on transfer.

If any holder of the Original Notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with any person to participate in the distribution of the Exchange Notes to be acquired in the Exchange Offer, the holder would not be able to rely on the applicable interpretations of the SEC and would be required to comply with the registration requirements of the Securities Act, except for resales made pursuant to an exemption from, or in a transaction not subject to, the registration requirement of the Securities Act and applicable state securities laws.

Expiration Date; extensions; termination; amendments

The Exchange Offer expires on the Expiration Date, which is 9:00 a.m., New York City time, on March 20, 2017 unless we, in our sole discretion, extend the period during which the Exchange Offer is open.

We reserve the right to extend the Exchange Offer at any time and from time to time prior to the Expiration Date by giving written notice to the Exchange Agent and by public announcement communicated by no later than 9:00 a.m., New York City time, on the next business day following the previously scheduled Expiration Date, unless otherwise required by applicable law or regulation, by making a release to PR Newswire or other wire service. During any extension of the Exchange Offer, all Original Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us.

The exchange date will promptly follow the Expiration Date. We expressly reserve the right to:

•	terminate the Exchange Offer and not accept for exchange any Original Notes for any reason, including if any of the events set forth below under “—Conditions to the Exchange Offer” shall have occurred and shall not have been waived by us; and

•	amend the terms of the Exchange Offer in any manner, whether before or after any tender of the Original Notes.

If any termination or material amendment occurs, we will notify the Exchange Agent in writing and will either issue a press release or give written notice to the holders of the Original Notes as promptly as practicable. Additionally, in the event of a material amendment or change in the Exchange Offer, which would include any waiver of a material condition hereof, we will extend the offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material amendment or change, as applicable.

Unless we terminate the Exchange Offer prior to 9:00 a.m., New York City time, on the Expiration Date, we will exchange the Exchange Notes for the tendered Original Notes promptly after the Expiration Date, and will issue to the Exchange Agent Exchange Notes for Original Notes validly tendered, not withdrawn and accepted for exchange. Any Original Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after expiration or termination of the Exchange Offer. See “—Acceptance of Original Notes for exchange; delivery of Exchange Notes.”

This prospectus and the Letter of Transmittal and other relevant materials will be mailed by us to record holders of Original Notes and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the lists of holders for subsequent transmittal to beneficial owners of Original Notes.

Procedures for tendering Original Notes

To participate in the Exchange Offer, you must properly tender your Original Notes to the Exchange Agent as described below. We will only issue the Exchange Notes in exchange for the Original Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Original Notes, and you should follow carefully the instructions on how to tender your Original Notes. It is your responsibility to properly tender your Original Notes. No Letter of Transmittal or other document should be sent to us. Beneficial owners may request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for them.

If you have any questions or need help in exchanging your Original Notes, please contact the Exchange Agent at the address or telephone numbers set forth below.

All of the Original Notes were issued in book-entry form, and all of the Original Notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC. You may tender your Original Notes using ATOP. The Exchange Agent will make a request to establish an account with respect to the Original Notes at DTC for purposes of the Exchange Offer within two business days after this prospectus is sent to holders of Original Notes, and any financial institution that is a participant in DTC may make book-entry delivery of Original Notes by causing DTC to transfer the Original Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedures for transfer. In connection with the transfer, DTC will send an

“agent’s message” to the Exchange Agent. The agent’s message will state that DTC has received instructions from the participant to tender the Original Notes and that the participant agrees to be bound by the terms of the Letter of Transmittal.

By using the ATOP procedures to exchange the Original Notes, you will not be required to deliver a Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms just as if you had signed it. The tender of Original Notes by you pursuant to the procedures set forth in this prospectus will constitute an agreement between you and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the Letter of Transmittal.

All questions as to the validity, form, eligibility, including time of receipt, and acceptance for exchange of any tender of Original Notes will be determined by us and will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptances for exchange of which may, upon advice of our counsel, be unlawful. We also reserve the right to waive any defect, irregularities or conditions of tender as to particular Original Notes. Our interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, all defects or irregularities in connection with tenders of the Original Notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of the Original Notes, neither we, the Exchange Agent nor any other person will incur any liability for failure to give such notification. Tenders of the Original Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Original Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder as soon as practicable after the Expiration Date.

In all cases, we will issue the Exchange Notes for the Original Notes that we have accepted for exchange under the Exchange Offer only after the Exchange Agent receives, prior to the Expiration Date: a book-entry confirmation of such number of the Original Notes into the Exchange Agent’s account at DTC and a properly transmitted agent’s message.

If we do not accept any tendered Original Notes for exchange or if the Original Notes are submitted for a greater principal amount than the holder desires to exchange, the unaccepted or non-exchanged Original Notes will be returned without expense to their tendering holder. Such non-exchanged Original Notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the Exchange Offer.

Each broker-dealer that receives the Exchange Notes for its own account in exchange for the Original Notes, where those Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of those Exchange Notes. See “Plan of Distribution.”

Terms and conditions contained in the Letter of Transmittal

The Letter of Transmittal contains, among other things, the following terms and conditions, which are part of the Exchange Offer.

The transferring party tendering Original Notes for exchange will be deemed to have exchanged, assigned and transferred the Original Notes to us and irrevocably constituted and appointed the Exchange Agent as the transferor’s agent and attorney-in-fact to cause the Original Notes to be assigned, transferred and exchanged. The transferor will be required to represent and warrant that it has full power and authority to tender, exchange, assign and transfer the Original Notes and to acquire Exchange Notes issuable upon the exchange of the tendered Original Notes and that, when the same are accepted for exchange, we will acquire good and unencumbered title to the tendered Original Notes, free and clear of all liens, restrictions (other than restrictions on transfer), charges and encumbrances and that the tendered Original Notes are not and will not be subject to any adverse claim. The transferor will be required to also agree that it will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or us to be necessary or desirable to complete the exchange, assignment and transfer of tendered Original Notes. The transferor will be required to agree that acceptance of any tendered Original Notes by us and the issuance of Exchange Notes in exchange for tendered Original Notes will constitute performance in full by us of our obligations under the Registration Rights Agreement and that we will have no further obligations or liabilities under the Registration Rights Agreement, except in certain limited circumstances. All authority conferred by the transferor will survive the death, bankruptcy or incapacity of the transferor and every obligation of the transferor will be binding upon the heirs, legal representatives, successors, assigns, executors, administrators and trustees in bankruptcy of the transferor.

Upon agreement to the terms of the Letter of Transmittal pursuant to an agent’s message, a holder, or beneficial holder of the Original Notes on behalf of which the holder has tendered, will, subject to that holder’s ability to withdraw its tender, and subject to the terms and conditions of the Exchange Offer generally, thereby certify that:

•	it is not an affiliate of ours or our subsidiaries or, if the transferor is an affiliate of ours or our subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable;

•	the Exchange Notes are being acquired in the ordinary course of business of the person receiving the Exchange Notes, whether or not the person is the registered holder;

•	the transferor has not entered into, engaged in, does not intend to engage in, and has no arrangement or understanding with any other person to engage in a distribution of the Exchange Notes issued to the transferor;

•	the transferor is not a broker-dealer who purchased the Original Notes for resale pursuant to an exemption under the Securities Act tendering Original Notes acquired directly from the Company for the transferor’s own account; and

•	the transferor is not restricted by any law or policy of the SEC from trading the Exchange Notes acquired in the Exchange Offer.

Each broker-dealer that receives Exchange Notes for its own account in exchange for Original Notes where such Original Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal rights

Original Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

For a withdrawal to be effective, a written letter or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth in the Letter of Transmittal not later than 9:00 a.m., New York City time, on the Expiration Date. Any notice of withdrawal must specify the name and number of the account at DTC to be credited with withdrawn Original Notes and otherwise comply with the ATOP procedures. The Exchange Agent will return properly withdrawn Original Notes promptly following receipt of notice of withdrawal. Properly withdrawn Original Notes may be retendered by following the procedures described under “—Procedures for tendering Original Notes” above at any time on or prior to 9:00 a.m., New York City time, on the Expiration Date. All questions as to the validity of notices of withdrawals, including time of receipt, will be determined by us, and will be final and binding on all parties.

Acceptance of Original Notes for exchange; delivery of Exchange Notes

Upon the terms and subject to the conditions of the Exchange Offer, the acceptance for exchange of Original Notes validly tendered and not withdrawn and the issuance of the Exchange Notes will be made on the exchange date. For purposes of the Exchange Offer, we will be deemed to have accepted for exchange validly tendered Original Notes when and if we have given written notice to the Exchange Agent. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

The Exchange Agent will act as agent for the tendering holders of Original Notes for the purposes of receiving Exchange Notes from us and causing the Original Notes to be assigned, transferred and exchanged. Original Notes tendered by book-entry transfer into the Exchange Agent’s account at DTC pursuant to the procedures described above will be credited to an account maintained by the holder with DTC for the Original Notes, promptly after withdrawal, rejection of tender or termination of the Exchange Offer.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, or any extension of the Exchange Offer, we will not be required to issue Exchange Notes in exchange for any properly tendered Original Notes not previously accepted and may terminate the Exchange Offer by oral or written notice to the Exchange Agent and by timely public announcement communicated, unless otherwise required by applicable law or regulation, to PR Newswire or other wire service, or, at our option, modify or otherwise amend the Exchange Offer, if, in our reasonable determination:

•	there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree shall have been issued by, any court or governmental agency or other governmental regulatory or administrative agency or of the SEC:

•	seeking to restrain or prohibit the making or consummation of the Exchange Offer;

•	assessing or seeking any damages as a result thereof; or

•	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Original Notes pursuant to the Exchange Offer; or

•	the Exchange Offer violates any applicable law or any applicable interpretation of the staff of the SEC.

These conditions are for our sole benefit and may be asserted by us with respect to all or any portion of the Exchange Offer regardless of the circumstances, including any action or inaction by us, giving rise to the condition or may be waived by us in whole or in part at any time or from time to time in our sole discretion. The failure by us at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each right will be deemed an ongoing right that may be asserted at any time or from time to time. We reserve the right, notwithstanding the satisfaction of these conditions, to terminate or amend the Exchange Offer.

Any determination by us concerning the fulfillment or non-fulfillment of any conditions will be final and binding upon all parties.

In addition, we will not accept for exchange any Original Notes tendered, and no Exchange Notes will be issued in exchange for any Original Notes, if at such time, any stop order has been issued or is threatened with respect to the registration statement of which this prospectus forms a part, or with respect to the qualification of the indenture under which the Original Notes were issued under the Trust Indenture Act of 1939.

Exchange Agent

U.S. Bank National Association, has been appointed as the Exchange Agent. Questions relating to the procedure for tendering, as well as requests for additional copies of this prospectus or the Letter of Transmittal, should be directed to the Exchange Agent addressed as follows:

By Registered Certified or Regular Mail or Overnight Courier or Hand Delivery:

U.S. Bank National Association

111 Filmore Avenue

St. Paul, Minnesota 55107-1402

Attn: Corporate Actions

By Facsimile Transmission:

651-466-7367

For Information:

800-934-6802

Originals of all documents sent by facsimile should be promptly sent to the Exchange Agent by mail, by hand or by overnight delivery service.

Solicitation of tenders; expenses

We have not retained any dealer-manager or similar agent in connection with the Exchange Offer and we will not make any payments to brokers, dealers or others for soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for actual and reasonable out-of-pocket expenses. The expenses to be incurred in connection with the Exchange Offer, including the fees and expenses of the Exchange Agent and printing, accounting and legal fees, will be paid by us.

No person has been authorized to give any information or to make any representations in connection with the Exchange Offer other than those contained in this prospectus. If given or made, the information or representations should not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any exchange made in the Exchange Offer will, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or any earlier date as of which information is given in this prospectus.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Original Notes in any jurisdiction in which the making of the Exchange Offer or the acceptance would not be in compliance with the laws of the jurisdiction. However, we may, at our discretion, take any action as we may deem necessary to make the Exchange Offer in any jurisdiction.

Appraisal rights

You will not have appraisal or dissenters’ rights in connection with the Exchange Offer.

Transfer taxes

If you tender your Original Notes, you will not be obligated to pay any transfer taxes in connection with the Exchange Offer unless you instruct us to register Exchange Notes in the name of, or request Original Notes not tendered or not accepted in the Exchange Offer be returned to, a person other than the registered holder, in which case you will be responsible for the payment of any applicable transfer tax.

Consequences of failure to exchange

As a consequence of the offer or sale of the Original Notes pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws, holders of Original Notes who do not exchange Original Notes for Exchange Notes in the Exchange Offer will continue to be subject to the restrictions on transfer of the Original Notes. In general, the Original Notes may not be offered or sold unless such offers and sales are registered under the Securities Act, or exempt from, or not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Upon completion of the Exchange Offer, due to the restrictions on transfer of the Original Notes and the absence of similar restrictions applicable to the Exchange Notes, it is highly likely that the market, if any, for Original Notes will be less liquid than the market for Exchange Notes. Consequently, holders of Original Notes who do not participate in the Exchange Offer could experience significant diminution in the value of their Original Notes compared to the value of the Exchange Notes. See “Risk Factors—Risks Relating to the Exchange Offer.”

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented. For purposes of determining the ratio of earnings to fixed charges, earnings are defined as pre-tax income from continuing operations before adjustment for income or loss from equity investees plus the following (a) fixed charges, and (b) undistributed income (loss) from equity investees. Fixed charges consist of interest expensed plus (a) amortized discounts and capitalized expenses related to indebtedness, and (b) an estimate of the interest within rental expense.

	Quarterly Period Ended November 30,	Fiscal Year Ended August 31,
	2016	2016		2015	2014	2013	2012
Ratio of earnings to fixed charges(a)(b)	1.43x	(c	)	1.60x	6.15x	5.52x	6.65x

(a)	Interest expense includes amortization of deferred financing costs in all periods and bridge financing fees in 2015. The Company’s policy is to classify interest expense recognized on uncertain tax positions as income tax expense. The Company has excluded interest expense recognized on uncertain tax positions from the Ratio of Earnings to Fixed Charges. Capitalized interest is not considered material.
(b)	Interest portion of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.
(c)	Earnings were not sufficient to cover fixed charges for the period. We would have needed to generate additional earnings of $366.5 million to achieve a coverage ratio of 1:1.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy our obligations under the Registration Rights Agreement. We will not receive any cash proceeds from the issuance of the Exchange Notes. The terms of the Exchange Notes are identical in all material respects to the form and terms of the Original Notes, except for the transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. In consideration for issuing the Exchange Notes as contemplated in this prospectus, we will receive, in exchange, an equal principal amount of the Original Notes. The Original Notes surrendered in exchange for the Exchange Notes will be retired and cannot be reissued.

DESCRIPTION OF THE EXCHANGE NOTES

A. Schulman, Inc. (the “Company”) will issue 6.875% Senior Notes due 2023, which we refer to in this section of this prospectus as the “Exchange Notes,” under an indenture, dated May 26, 2015 (as amended and supplemented through the date hereof, the “Indenture”), among the Company, certain of the Company’s Subsidiaries constituting Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The Company is issuing the Exchange Notes in exchange for the 6.875% Senior Notes due 2023 (the “Original Notes” and, together with the Exchange Notes, the “Notes”) that were issued under the Indenture by the Company on May 26, 2015 in a private transaction that was not subject to the registration requirements of the Securities Act of 1933 (the “Securities Act”). The Exchange Notes will be of the same class and series as the Original Notes and be identical in all material respect to the Original Notes, except for transfer restrictions and registration rights and related special interest provisions relating to the Original Notes. References to the “Company,” “we,” “us,” “our” or similar terms shall mean A. Schulman, Inc., excluding its subsidiaries.

The terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939 (the “TIA”).

The statements under this caption relating to the Indenture and the Notes are summaries and are not complete descriptions thereof, and where reference is made to particular provisions, such provisions, including the definitions of certain terms, are qualified in their entirety by reference to all of the provisions of the Indenture and the Notes and those terms made part of the Indenture by the TIA. The definitions of certain capitalized terms used in the following summary are set forth below under “—Certain Definitions.” For more information on how you can obtain a copy of the Indenture, see “Where You Can Find More Information.”

Brief Description of the Notes and the Note Guarantees

The Notes will be:

•	general unsecured senior obligations of the Company;

•	unconditionally guaranteed, jointly and severally, by the Guarantors on a senior unsecured basis;

•	pari passu in right of payment with all existing and future senior Debt of the Company, including obligations under the Credit Agreement;

•	senior in right of payment to all existing and future subordinated Debt of the Company;

•	effectively subordinated to all secured Debt of the Company, including obligations under the Credit Agreement, to the extent of the value of the assets securing such Indebtedness; and

•	structurally subordinated to all Debt and other liabilities and preferred stock of Subsidiaries of the Company that are not Guarantors.

Each Note Guarantee will be:

•	a general unsecured senior obligation of each Guarantor;

•	pari passu in right of payment with all existing and future senior Debt of such Guarantor, including obligations under the Credit Agreement;

•	senior in right of payment to all existing and future subordinated Debt of such Guarantor; and

•	effectively subordinated to all secured Debt of such Guarantor, including obligations under the Credit Agreement, to the extent of the value of the assets pledged by such Guarantor securing such Debt.

Principal, Maturity and Interest

The Company issued $375,000,000 in aggregate principal amount of Original Notes on May 26, 2015 and, pursuant to this prospectus, is offering to exchange all of the Original Notes for the Exchange Notes. The Company may issue additional Notes (the “Additional Notes”) under the Indenture, subject to the limitations described below under the covenant “Limitation on Incurrence of Debt.” The Notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes of the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. The Company will issue Exchange Notes and any Additional Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Notes will mature on June 1, 2023.

Interest on the Notes is payable at 6.875% per annum. Interest on the Notes is payable semi- annually in cash in arrears on June 1 and December 1, which payments commenced on December 1, 2015. The Company will make each interest payment to the Holders of record of the Notes on the immediately preceding May 15 and November 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Payments

Principal of and premium, if any, and interest on the Notes is payable, and the Notes will be exchangeable and transferable, at the office or agency of the Company maintained for such purposes, or, at the option of the Company, by check mailed to the Person entitled thereto as shown on the security register; provided that all payments of principal, premium, if any, and interest with respect to Notes represented by one or more global notes registered in the name of or held by The Depository Trust Company (“DTC”) or its nominee will be made through the facilities of DTC. No service charge will be made for any registration of transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith. Until otherwise designated by the Company, the Company’s office or agency will be the office of the Trustee maintained for such purpose.

Guarantees

The Company’s obligations under the Notes and the Indenture are fully and unconditionally Guaranteed (the “Note Guarantees”), on a joint and several basis, by each of the Company’s existing, and will be fully and unconditionally Guaranteed by the Company’s future, direct and indirect Subsidiaries that Guarantee the Company’s or any of its U.S. Subsidiaries’ obligations under the Credit Agreement. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Risks Relating to the Exchange Notes and Our Debt—Federal and state statutes allow courts, under specific circumstances, to void guarantees and require note holders to return payments received from guarantors.”

Not all of the Company’s Subsidiaries Guarantee the Notes. Claims of creditors of non-Guarantor Subsidiaries, including trade creditors, secured creditors and creditors holding Debt and Guarantees issued by those Subsidiaries, and claims of preferred stockholders (if any) of those Subsidiaries generally will have priority with respect to the assets and earnings of those Subsidiaries over the claims of creditors of the Company, including Holders of the Notes. For the quarterly period ended November 30, 2016, the non-Guarantor Subsidiaries accounted for approximately 72.0% of our net sales. Included in our non-Guarantor subsidiaries net sales are $1.4 million of intercompany sales.

The Note Guarantee of a Guarantor will be released:

(1)	in connection with a sale or other disposition (including by way of consolidation or merger) of the Capital Interests of the Guarantor or the sale or disposition of all or substantially all the assets of the Guarantor (other than to the Company or a Subsidiary or an Affiliate) otherwise permitted by the Indenture;

(2)	in connection with the designation of the Guarantor as an Unrestricted Subsidiary in accordance with the terms of the Indenture;

(3)	upon the contemporaneous or substantially contemporaneous release or discharge of such Guarantor as a guarantor or borrower in respect of the Credit Agreement, except (x) a release, discharge or termination by or as a result of payment under such instrument or (y) to the extent such Guarantor is otherwise required to provide a Guarantee pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees”;

(4)	upon legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture as provided below under the captions “—Defeasance” and “—Satisfaction and Discharge of the Indenture”; or

(5)	upon the contemporaneous release or discharge of all Guarantees by such Guarantor which would have required such Guarantor to guarantee the Notes pursuant to the covenant described under “—Certain Covenants—Additional Note Guarantees.”

Sinking Fund; Mandatory Redemptions

There are no mandatory sinking fund payment obligations with respect to the Notes.

Paying Agent and Registrar for the Notes

The Trustee acts as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the Holders of the Notes, and the Company or any of its Subsidiaries may act as paying agent or registrar. The registrar will maintain a register reflecting ownership of any Notes in certificated, non-global form outstanding from time to time and the paying agent will make payments on and facilitate transfer of such Notes in certificated, non-global form on the behalf of the Company.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay any taxes due on transfer. The Company will not be required to transfer or exchange any Note selected for redemption. Also, the Company will not be required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

At any time prior to June 1, 2018, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes.

In addition, on or after June 1, 2018, the Company may, at its option, redeem the Notes, in whole or in part, at one time or from time to time, upon not less than 30 nor more than 60 days’ prior notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, on the Notes redeemed, to, but not including, the applicable redemption date, if redeemed during the twelve-month period beginning on June 1 of the years indicated below, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes:

Year	Redemption Price
2018	105.156%
2019	103.438%
2020	101.719%
2021 and thereafter	100.000%

Unless the Company defaults in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable Redemption Date.

In addition to the optional redemption of the Notes in accordance with the provisions of the preceding paragraphs, at any time prior to June 1, 2018, the Company may, at its option, redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, at one time or from time to time, upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 106.875% of the principal amount, plus accrued and unpaid interest, if any, to, but not including, the applicable redemption date, subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date in respect of then outstanding Notes, with the net proceeds of one or more Qualified Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of any such redemption; and

(2) that any such notice of redemption occurs within 90 days following the closing of any such Qualified Equity Offering.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed on a national securities exchange, on a pro rata basis or by lot or such similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be purchased or redeemed in part.

Notices of redemption shall be delivered at least 30 (or such shorter period as is specifically required in respect of any Special Mandatory Redemption) but not more than 60 days before the redemption date to each Holder of Notes to be redeemed. If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note (or through book-entry transaction if Global Notes).

Notes called for redemption become due on the date fixed for redemption; provided that notices of redemption may be conditioned at the direction of the Company on one or more conditions precedent, such as the closing of a Change of Control or a financing transaction. The Company will provide prompt written notice to the Trustee rescinding any such conditional redemption in the event that any such condition precedent shall not have occurred, and thereafter such redemption and notice of redemption shall be rescinded and of no force or effect. Upon receipt of such notice from the Company rescinding such conditional redemption, the Trustee will promptly send a copy of such notice to the Holders of the Notes to be redeemed.

On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption, so long as the Company has deposited with the paying agent funds sufficient to pay the principal of and premium, if any, plus accrued and unpaid interest, if any, on the Notes to be redeemed.

Change of Control

Upon the occurrence of a Change of Control, the Company will make an Offer to Purchase to the Holders of all of the outstanding Notes (with a copy to the Trustee) at a Purchase Price in cash equal to 101% of the principal amount tendered, together with accrued and unpaid interest, if any, to but not including the Purchase Date (the “Change of Control Payment Date”). For purposes of the foregoing, an Offer to Purchase shall be deemed to have been made if (i) within 30 days following the date of the consummation of a transaction or series of transactions that constitutes a Change of Control, the Company commences an Offer to Purchase for all outstanding Notes at the Purchase Price and (ii) all Notes properly tendered pursuant to the Offer to Purchase are purchased on the terms of such Offer to Purchase.

The phrase “all or substantially all,” as used in the definition of “Change of Control,” has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event the Holders of the Notes elected to exercise their rights under the Indenture and the Company elects to contest such election, there could be no assurance how a court interpreting New York law would interpret such phrase. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Company to make an Offer to Purchase the Notes as described above.

On the Change of Control Payment Date, the Company will, to the extent permitted by law:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Offer to Purchase;

(2) deposit with the paying agent an amount equal to the Purchase Price in respect of all Notes or portions of Notes so tendered (the “Change of Control Payment”); and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate stating that all Notes or portions of such Notes have been tendered to and purchased by the Company.

In the event that we make a Change of Control Payment, the paying agent will promptly mail to each Holder of the Notes the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note must be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Offer to Purchase on or as soon as practicable after the Change of Control Payment Date.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company (or any of its direct or indirect parent companies) and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the initial purchasers of the Original Notes. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Debt are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Debt” and “Certain Covenants—Limitation on Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

The Company will be required to comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws or regulations in connection with any repurchase of the Notes as described above. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

The Company will not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes such Offer to Purchase contemporaneously with or upon a Change of Control in the manner, at the times and otherwise in compliance with the requirements of the Indenture and purchases all Notes validly tendered and not withdrawn under such Offer to Purchase or (ii) a notice of redemption has been given pursuant to the Indenture as described above under the caption “Optional Redemption.”

The Company’s ability to pay cash to the Holders of Notes upon a Change of Control may be limited by the Company’s then existing financial resources. Further, the agreements governing the Company’s other Debt contain, and future agreements of the Company may contain, prohibitions of certain events, including events that would constitute a Change of Control. If the exercise by the Holders of Notes of their right to require the Company to repurchase the Notes upon a Change of Control occurred at the same time as a change of control event under one or more of the Company’s other debt agreements, the Company’s ability to pay cash to the Holders of Notes pursuant to an Offer to Purchase may be further limited by the Company’s then existing financial resources. See “Risk Factors—Risks Relating to the Exchange Notes and Our Debt—We may not be able to repurchase the Exchange Notes upon a change of control or pursuant to an asset sale offer, which would result in a default under the Indenture and would adversely affect our business and financial condition.”

Even if sufficient funds were otherwise available, the terms of our Credit Facilities (and other Debt) may prohibit the Company’s prepayment of Notes before their scheduled maturity. Consequently, if the Company is not able to prepay the Credit Facilities or other Debt containing such restrictions or obtain requisite consents from the lenders under the Credit Facilities or the holders of such other Debt, the Company will be unable to fulfill its repurchase obligations upon a Change of Control, resulting in a Default under the Indenture.

In addition, an Offer to Purchase may be made in advance of a Change of Control, or conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of launching the Offer to Purchase.

Certain Covenants

Changes in Covenants When Notes Rated Investment Grade

Set forth below are certain covenants to be contained in the Indenture. If on any date following the date of the Indenture:

(a) the Notes have Investment Grade Ratings from both Rating Agencies; and

(b) no Default or Event of Default shall have occurred and be continuing;

then, beginning on that date (the “Suspension Date”) and subject to the provisions of the following paragraph, the covenants specifically listed under the following captions in this prospectus (collectively, the “Suspended Covenants”) will be immediately suspended:

•	“—Limitation on Incurrence of Debt”;

•	“—Limitation on Restricted Payments”;

•	“—Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

•	“—Limitation on Asset Sales”;

•	“—Limitation on Transactions with Affiliates”;

•	“—Additional Note Guarantees”; and

•	clause (iii) of the first paragraph of “—Consolidation, Merger, Conveyance, Transfer or Lease.”

Notwithstanding the foregoing, if the rating assigned by either such Rating Agency should subsequently decline and the Notes cease to have Investment Grade Ratings from both Rating Agencies, the foregoing covenants will be reinstated as of and from the date of such rating decline (the “Reversion Date”). The period of time between the Suspension Date and the Reversion Date is referred to as the “Suspension Period.”

Calculations under the reinstated “Restricted Payments” covenant will be made as if the “Restricted Payments” covenant had been in effect since the date of the Indenture. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under clause (c) of the “Limitation on Restricted Payments” covenant, except that no Default will be deemed to have occurred solely by reason of a Restricted Payment made while that covenant was suspended. On the Reversion Date, Debt Incurred during any Suspension Period will be classified initially to have been Incurred pursuant to clause (ii) of the definition of “Permitted Debt.” Notwithstanding that the Suspended Covenants may be reinstated, no Default will be deemed to have occurred as a result of a failure to comply with such Suspended Covenants during any Suspension Period (or upon termination of any covenant Suspension Period or after that time based solely on events that occurred during the Suspension Period). There can be no assurance that the Notes will ever achieve an investment grade rating or that any such rating will be maintained.

The Company shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any suspended or reinstated covenants. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of any suspended or reinstated covenants. The Trustee may provide a copy of such Officer’s Certificate to any Holder of Notes upon request.

No Subsidiary shall be designated as an Unrestricted Subsidiary during a Suspension Period.

Limitation on Incurrence of Debt

The Company will not, and will not permit any of its Restricted Subsidiaries to, Incur any Debt (including Acquired Debt) and will not permit any Restricted Subsidiary to issue Preferred Interests; provided that the Company and any of its Restricted Subsidiaries may Incur Debt (including Acquired Debt) and Restricted Subsidiaries may issue Preferred Interests if, immediately after giving effect to the Incurrence of such Debt or issue of Preferred Interests and the receipt and application of the proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries, determined on a pro forma basis as if any such Debt or Preferred Interests (including any other Debt, other than Debt or Preferred Interests Incurred under the revolving portion of a Credit Facility, being Incurred contemporaneously), and any other Debt Incurred since the beginning of the Four Quarter Period (as defined in the definition of “Consolidated Fixed Charge Coverage Ratio”) had been Incurred and the proceeds thereof had been applied at the beginning of the Four Quarter Period, and any other Debt repaid (other than Debt Incurred under the revolving portion of a Credit Facility) since the beginning of the Four Quarter Period had been repaid at the beginning of the Four Quarter Period, would be greater than 2.00 to 1.00; provided, however, that the amount of Debt Incurred and Preferred Interests that may be issued pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors shall not at any one time outstanding exceed $50.0 million.

If, during the Four Quarter Period or subsequent thereto and prior to the date of determination, the Company or any of its Restricted Subsidiaries, or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Company or any of its Restricted Subsidiaries, shall have engaged in any Asset Sale or Asset Acquisition, Investments, mergers, consolidations or shall have designated any Restricted Subsidiary to be an Unrestricted Subsidiary or any Unrestricted Subsidiary to be a Restricted Subsidiary, Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense for the Four Quarter Period shall be calculated on a pro forma basis giving effect to such Asset Sale or Asset Acquisition, Investments, mergers, consolidations or designation, as the case may be, and the application of any proceeds therefrom as if such Asset Sale or Asset Acquisition, Investments, mergers, consolidations or designation had occurred on the first day of the Four Quarter Period.

If the Debt or Preferred Interests which is the subject of a determination under this provision is Acquired Debt, or Debt or Preferred Interests Incurred in connection with the simultaneous acquisition of any Person, business, property or assets, or Debt or Preferred Interests of an Unrestricted Subsidiary being designated as a Restricted Subsidiary, then such ratio shall be determined by giving effect (on a pro forma basis, as if the transaction had occurred at the beginning of the Four Quarter Period) to (x) the Incurrence of such Acquired Debt or such other Debt or Preferred Interests by the Company or any of its Restricted Subsidiaries and (y) the inclusion, in Consolidated Cash Flow Available for Fixed Charges, of the Consolidated Cash Flow Available for Fixed Charges of the acquired Person, business, property or assets or redesignated Subsidiary.

Notwithstanding the first paragraph above, the Company and its Restricted Subsidiaries may Incur Permitted Debt.

For purposes of determining compliance under this “Limitation on Incurrence of Debt” covenant, (x) Debt Incurred under the Credit Agreement and outstanding on the Escrow Release Date shall at all times be treated as Incurred pursuant to clause (i) of the definition of “Permitted Debt” and (y) Guarantees, Liens or obligations with respect to letters of credit supporting Debt otherwise included in the determination of such particular amount shall not be included. For purposes of determining any particular amount of Debt under this “Limitation on Incurrence of Debt” covenant, if obligations in respect of letters of credit are Incurred pursuant to the Credit Facilities and are being treated as Incurred pursuant to clause (i) of the definition of Permitted Debt and the letters of credit relate to other Debt, then such other Debt shall not be deemed to have been Incurred. For purposes of determining compliance with this “Limitation on Incurrence of Debt” covenant, in the event that an item of Debt meets the criteria of more than one of the types of Debt described above, including categories of Permitted Debt and under part (a) in the first paragraph of this “Limitation on Incurrence of Debt” covenant, the Company, in its sole discretion, may classify and divide, and from time to time may reclassify and redivide, all or any portion of such item of Debt, except as set forth in clause (x) in the first sentence of this paragraph. For purposes of determining compliance of any non-U.S. dollar-denominated Debt with this covenant, the amount outstanding under U.S. dollar-equivalent principal amount of Debt denominated in a foreign currency shall at all times be calculated based on the relevant currency exchange rate in effect on the date such Debt was Incurred, in the case of the term Debt, or first committed, in the cases of the revolving credit Debt; provided, however, that if such Debt is Incurred to refinance other Debt denominated in the same or different currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Debt does not exceed the principal amount of such Debt being refinanced.

The Company and any Guarantor will not Incur any Debt that pursuant to its terms is contractually subordinate or junior in right of payment to any Debt unless such Debt is contractually subordinated in right of payment to the Notes and the applicable Note Guarantee to the same extent; provided that Debt will not be considered contractually subordinate or junior in right of payment to any other Debt solely by virtue of being unsecured or secured to a greater or lesser extent or with greater or lower priority or by virtue of structural subordination.

Limitation on Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment unless, at the time of and after giving effect to the proposed Restricted Payment:

(a)         no Default shall have occurred and be continuing or will occur as a consequence of such Restricted Payment;

(b)         immediately after giving effect to such Restricted Payment on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant; and

(c)         after giving effect to such Restricted Payment on a pro forma basis, the aggregate amount expended or declared for all Restricted Payments made on or after the Issue Date (excluding Restricted Payments permitted by clauses (ii) through (ix) and (xv) of the next succeeding paragraph), shall not exceed the sum (without duplication) of:

(1)         50% of the Consolidated Net Income (or, if Consolidated Net Income shall be a deficit, minus 100% of such deficit) of the Company accrued on a cumulative basis during the period (taken as one accounting period) from March 1, 2015, and ending on the last day of the fiscal quarter immediately preceding the date of such proposed Restricted Payment for which financial statements are available, plus

(2)         100% of the aggregate net proceeds (including the Fair Market Value of property other than cash) received by the Company subsequent to the Issue Date either (i) as a contribution to its common equity capital or (ii) from the issuance and sale of its Qualified Capital Interests, including Qualified Capital Interests issued upon the conversion or exchange of Debt or Redeemable Capital Interests of the Company Incurred after the Issue Date, and from the exercise of options, warrants or other rights to purchase such Qualified Capital Interests (other than, in each case, Capital Interests or Debt sold to a Subsidiary of the Company and, for the avoidance of doubt, any proceeds or property deemed to be received in consideration for the Convertible Special Stock of the Company issued in connection with the Transaction), plus

(3)         to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, 100% of the net reduction in Investments (other than Permitted Investments and Investments made pursuant to clause (x) of the next paragraph of this covenant) made on and after the Issue Date in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayment of loans or advances or other transfers of assets, in each case to the Company or any Restricted Subsidiary, plus

(4)         to the extent that any Investment (other than Permitted Investments or Investments in Unrestricted Subsidiaries) that was made on and after the Issue Date is sold for cash or otherwise disposed of, liquidated or repaid for cash or other assets, the lesser of (i) the initial amount of such Investment, or (ii) to the extent not otherwise included in the calculation of Consolidated Net Income of the Company for such period, the net cash return of capital or net Fair Market Value of return of capital with respect to such Investment, less the cost of any such disposition or liquidation, plus

(5)         to the extent that any Unrestricted Subsidiary of the Company designated as such on and after the Issue Date (other than to the extent designated as a Permitted Investment) is redesignated as a Restricted Subsidiary or merged or consolidated with or into the Company or a Restricted Subsidiary, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus

(6)         100% of any dividends or interest payments received by the Company or a Restricted Subsidiary on and after the Issue Date from an Unrestricted Subsidiary or other Investment (other than a Permitted Investment), to the extent such dividends or interest payments were not otherwise included in the calculation of Consolidated Net Income of the Company for such period.

Notwithstanding whether the foregoing provisions would prohibit the Company and its Restricted Subsidiaries from making a Restricted Payment, the Company and its Restricted Subsidiaries may make the following Restricted Payments:

(i)         the payment of any dividend on Capital Interests in the Company or a Restricted Subsidiary within 60 days after the declaration thereof if, at the declaration date, such payment was permitted by the foregoing provisions of this covenant;

(ii)         the purchase, repurchase, redemption, defeasance or other acquisition or retirement of any Capital Interests of the Company by conversion into, or by or in exchange for, Qualified Capital Interests, or out of net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary of the Company) of other Qualified Capital Interests of the Company; provided that the amount of any net proceeds that are utilized for such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph;

(iii)         the retirement of any shares of Redeemable Capital Interests by conversion into, or by exchange for, shares of Redeemable Capital Interests, or out of the net proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of other shares of Redeemable Capital Interests;

(iv)         the redemption, defeasance, repurchase or acquisition or retirement for value of any Debt of the Company or a Guarantor that is subordinate in right of payment to the Notes or the applicable Note Guarantee out of the net cash proceeds of a substantially concurrent issue and sale (other than to a Subsidiary of the Company) of (x) new subordinated Refinancing Debt of the Company or such Guarantor, as the case may be, Incurred in accordance with the Indenture or (y) of Capital Interests of the Company; provided that the amount of any net proceeds that are utilized for such Restricted Payment will be excluded from clause (c)(2) of the preceding paragraph;

(v)         the purchase, redemption, retirement or other acquisition for value of Capital Interests in the Company or any direct or indirect parent of the Company (or any payments to a direct or indirect parent company of the Company for the purposes of permitting any such repurchase) held by employees or former employees of the Company or any Restricted Subsidiary (or their estates or beneficiaries under their estates) upon death, disability, retirement or termination of employment or alteration of employment status or pursuant to the terms of any agreement under which such Capital Interests were issued; provided that the aggregate cash consideration paid for such purchase, redemption, retirement or other acquisition of such Capital Interests does not exceed $10.0 million in any calendar year; provided, further, that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of repurchases made pursuant to this clause (v) not to exceed $15.0 million in any calendar year; provided, however, that such amount in any calendar year may be increased by an amount not to exceed (A) the cash proceeds received by the Company or any of its Restricted Subsidiaries from the sale of Qualified Capital Interests of the Company or any direct or indirect parent company of the Company (to the extent contributed to the Company) to employees of the Company and its Restricted Subsidiaries that occurs after the Issue Date; provided, however, that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of this covenant; plus (B) the cash proceeds of key man life insurance policies received by the Company and its Restricted Subsidiaries after the Issue Date (provided, however, that the Company may elect to apply all or any portion of the aggregate increase contemplated by the proviso of this clause (v) in any calendar year and, to the extent any payment described under this clause (v) is made by delivery of Debt and not in cash, such payment shall be deemed to occur only when, and to the extent, the obligor on such Debt makes payments with respect to such Debt);

(vi)         the repurchase of Capital Interests deemed to occur (A) upon the exercise of stock options, warrants or similar rights to the extent such Capital Interests represent a portion of the exercise price of those stock options or warrants, (B) as a result of common shares utilized to satisfy tax withholding obligations upon exercise of stock options or vesting of other equity awards or (C) upon the cancellation of stock options, warrants or other equity awards;

(vii)         cash payments in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Capital Interests of the Company or a Restricted Subsidiary;

(viii)         the declaration and payment of dividends to holders of any class or series of Redeemable Capital Interests of the Company or any Restricted Subsidiary issued or Incurred in compliance with the covenant described above under “—Limitation on Incurrence of Debt” to the extent such dividends are included in the definition of “Consolidated Fixed Charges”;

(ix)         to the extent no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof, upon the occurrence of a Change of Control or an Asset Sale, the defeasance, redemption, repurchase or other acquisition of any subordinated Debt pursuant to provisions substantially similar to those described under “—Change of Control” and “—Limitation on Asset Sales” at a Purchase Price not greater than 101% of the principal amount thereof (in the case of a Change of Control) or at a percentage of the principal amount thereof not higher than the principal amount applicable to the Notes (in the case of an Asset Sale), plus any accrued and unpaid interest thereon; provided that prior to or contemporaneously with such defeasance, redemption, repurchase or other acquisition, the Company has made an Offer to Purchase with respect to the Notes and has repurchased all Notes validly tendered for payment and not withdrawn in connection therewith;

(x)        to the extent no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments not in excess of the greater of (a) $50.0 million and (b) 4.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries;

(xi)         the purchase, repurchase, redemption, acquisition or retirement for nominal value of common stock or preferred stock purchase rights in each case issued in connection with any shareholder rights plan that may be adopted by the Company;

(xii)         the repurchase or other acquisition of shares of, or options to purchase shares of, common stock of the Company or any of its Subsidiaries pursuant to any share repurchase plan approved by the Company’s Board of Directors; provided, however, that the aggregate amount of such repurchases shall not exceed $2.0 million in any fiscal year, commencing with the fiscal year ending August 31, 2015, provided, further, that any unused amounts in any fiscal year may be carried forward to one or more fiscal years;

(xiii)         the making by the Company of quarterly dividend payments in respect of common stock of the Company of no more than $10.0 million in any fiscal quarter;

(xiv)         the making by the Company of quarterly dividend payments in respect of the Convertible Special Stock in any fiscal quarter of no more than the greater of (a) $2.0 million and (b) the amount of accumulated but unpaid dividends on Convertible Special Stock from the most recent date to which dividends have been paid, or if no dividends have been paid, the date of original issuance of the Convertible Special Stock; and

(xv)         to the extent no Default or Event of Default has occurred and is continuing or will occur as a consequence thereof, other Restricted Payments; provided that the Total Leverage Ratio shall not be in excess of 3.25 to 1.0 immediately after giving effect to such Restricted Payment and the Incurrence of any Debt associated therewith.

If the Company makes a Restricted Payment which, at the time of the making of such Restricted Payment, in the good faith determination of the Company, would be permitted under the requirements of the Indenture, such Restricted Payment shall be deemed to have been made in compliance with the Indenture notwithstanding any subsequent adjustment made in good faith to the Company’s financial statements affecting Consolidated Net Income.

If any Person in which an Investment is made, which Investment constitutes a Restricted Payment when made, thereafter becomes a Restricted Subsidiary in accordance with the Indenture, all such Investments previously made in such Person shall no longer be counted as Restricted Payments for purposes of calculating the aggregate amount of Restricted Payments pursuant to clause (c) of the first paragraph under this “Limitation on Restricted Payments” covenant, in each case to the extent such Investments would otherwise be so counted.

If the Company or a Restricted Subsidiary transfers, conveys, sells, leases or otherwise disposes of an Investment in accordance with the “—Limitation on Asset Sales” covenant, which Investment was originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments,” the aggregate amount expended or declared for all Restricted Payments shall be reduced by the lesser of (i) the net cash proceeds from the transfer, conveyance, sale, lease or other disposition of such Investment or (ii) the amount of the original Investment, in each case, to the extent originally included in the aggregate amount expended or declared for all Restricted Payments pursuant to clause (c) of the definition of “Restricted Payments.”

For purposes of this covenant, if a particular Restricted Payment involves a non-cash payment, including a distribution of assets, then such Restricted Payment shall be deemed to be an amount equal to the cash portion of such Restricted Payment, if any, plus an amount equal to the Fair Market Value of the non-cash portion of such Restricted Payment.

Limitation on Liens

The Company will not, and will not permit any of its Restricted Subsidiaries, directly or indirectly, to enter into, create, incur, assume or suffer to exist any Liens of any kind (other than Permitted Liens) (the “Initial Liens”), on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom, which Liens secure Debt, without securing the Notes and all other amounts due under the Indenture equally and ratably with (or prior to) the Debt secured by such Lien until such time as such Debt is no longer secured by such Lien; provided that if the Debt so secured is subordinated by its terms to the Notes or a Note Guarantee, the Lien securing such Debt will also be so subordinated by its terms to the Notes and the applicable Note Guarantee at least to the same extent. Any Lien created for the benefit of the Holders of the Notes pursuant to the foregoing sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, cause or suffer to exist or become effective or enter into any encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Interests owned by the Company or any Restricted Subsidiary or pay any Debt or other obligation owed to the Company or any Restricted Subsidiary, (ii) make loans or advances to the Company or any Restricted Subsidiary thereof or (iii) transfer any of its property or assets to the Company or any Restricted Subsidiary.

However, the preceding restrictions will not apply to the following encumbrances or restrictions existing under or by reason of:

(a)         any encumbrance or restriction in existence on the Escrow Release Date, including pursuant to the Credit Agreement or by any other agreement or documents entered into in connection with the Credit Agreement and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings, of any of the foregoing agreements or documents, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, in the good faith judgment of the Company, are not materially more restrictive, taken as a whole, with respect to such dividend or other payment restrictions than those contained in these agreements on the Escrow Release Date or refinancings thereof;

(b)         any encumbrance or restriction pursuant to an agreement relating to an acquisition of property, so long as the encumbrances or restrictions in any such agreement relate solely to the property so acquired (and are not or were not created in anticipation of or in connection with the acquisition thereof);

(c)         any encumbrance or restriction which exists with respect to a Person that becomes a Restricted Subsidiary or merges with or into a Restricted Subsidiary of the Company on or after the Issue Date, which is in existence at the time such Person becomes a Restricted Subsidiary, but not created in connection with or in anticipation of such Person becoming a Restricted Subsidiary, and which is not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person becoming a Restricted Subsidiary;

(d)         any instrument governing Debt or Capital Interests of a Person acquired by the Company or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Debt or Capital Interests was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Debt, such Debt was permitted by the terms of the Indenture to be Incurred;

(e)         any encumbrance or restriction under the Indenture, the Notes and any Note Guarantees;

(f)         any encumbrance or restriction pursuant to an agreement effecting a permitted renewal, refunding, replacement, refinancing or extension of Debt issued pursuant to an agreement containing any encumbrance or restriction referred to in the foregoing clauses (b) through (e), so long as the encumbrances and restrictions contained in any such renewal, refunding, replacement, refinancing or extension agreement are no less favorable in any material respect to the Holders than the encumbrances and restrictions contained in the agreements governing the Debt being renewed, refunded, replaced, refinanced or extended in the good faith judgment of the Company;

(g)         customary provisions restricting subletting or assignment of any lease, contract, or license of the Company or any Restricted Subsidiary or provisions in agreements that restrict the assignment of such agreement or any rights thereunder;

(h)         any encumbrance or restriction by reason of applicable law, rule, regulation, order, license, permit or similar restriction;

(i)         any encumbrance or restriction under the sale of assets or Capital Interests, including, without limitation, any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition;

(j)         restrictions on cash and other deposits or net worth imposed by customers under contracts entered into the ordinary course of business;

(k)         customary provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements;

(l)         purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property so acquired of the nature described in clause (iii) of the first paragraph hereof;

(m)         Liens securing Debt otherwise permitted to be Incurred under the Indenture, including the provisions of the covenant described above under the caption “—Limitation on Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(n)         any Non-Recourse Receivable Subsidiary Indebtedness or other contractual requirements of a Receivable Subsidiary that is a Restricted Subsidiary in connection with a Qualified Receivables Transaction; provided that such restrictions apply only to such Receivable Subsidiary or the receivables and related assets described in the definition of “Qualified Receivables Transaction” which are subject to such Qualified Receivables Transaction;

(o)         any other agreement governing Debt entered into after the Issue Date that contains encumbrances and restrictions that are not materially more restrictive with respect to any Restricted Subsidiary than those in effect on the Issue Date with respect to that Restricted Subsidiary pursuant to agreements in effect on the Issue Date; and

(p)         existing under any agreement relating to Debt Incurred by non-Guarantor Subsidiaries permitted to be Incurred pursuant to the covenant “Limitation on Incurrence of Debt” above and Refinancing Debt in respect thereof; provided that such restrictions are customary for a financing of such type and apply only to the Persons Incurring such Debt (including Guarantees thereof) and their Subsidiaries.

Nothing contained in this “Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” covenant shall prevent the Company or any Restricted Subsidiary from (i) creating, incurring, assuming or suffering to exist any Liens otherwise permitted in the “Limitation on Liens” covenant or (ii) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Debt of the Company or any of its Restricted Subsidiaries Incurred in accordance with the “Limitation on Incurrence of Debt” and “Limitation on Liens” covenants in the Indenture.

Limitation on Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Company (or the applicable Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Capital Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Eligible Cash Equivalents. For purposes of this clause (2), each of the following will be deemed to be cash:

(3)	any liabilities, as shown on the most recent consolidated balance sheet of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee), that are assumed (contractually or otherwise) by the person acquiring such assets to the extent that the Company and its Restricted Subsidiaries have no further liability with respect to such liabilities;

(4)	any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days of their receipt, to the extent of the cash received in that conversion;

(5)	any stock or assets of the kind referred to in clauses (ii) or (iv) of the next paragraph of this covenant; and

(6)	any Designated Non-Cash Consideration received by the Company or its Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (d) that is at that time outstanding in the aggregate, not to exceed the greater of (i) $35.0 million and (ii) 2.75% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries, in each case at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration measured at the time received and without giving effect to subsequent changes in value.

Within 365 days after the receipt of any Net Cash Proceeds from an Asset Sale, the Company (or the applicable Restricted Subsidiary, as the case may be) may apply such Net Cash Proceeds at its option:

(i)         to permanently repay Debt and, if the Obligation repaid is revolving credit Debt, to correspondingly reduce commitments with respect thereto (A) under the Credit Facilities, (B) other Debt ranking pari passu with the Notes; provided that, to the extent the Company redeems, repays or repurchases pari passu Debt pursuant to this clause (i)(B), the Company shall equally and ratably reduce Obligations under the Notes, (C) other Debt of the Company, other than Debt that is owed to a Restricted Subsidiary, which is secured by a Lien that is permitted by the Indenture, and to correspondingly reduce commitments with respect thereto (other than Debt subordinated by its terms to the Notes) and (D) Debt of any Restricted Subsidiary that is not a Guarantor of the Notes;

(ii)         to acquire all or substantially all of the assets of, or any Capital Interests of, another Permitted Business, if, after giving effect to any such acquisition of Capital Interests, the Permitted Business is or becomes a Restricted Subsidiary of the Company;

(iii)         to make a capital expenditure in or that is used or useful in a Permitted Business or to make expenditures for maintenance, repair or improvement of existing properties and assets in accordance with the provisions of the Indenture;

(iv)         to acquire other assets (other than inventory) that are used or useful in a Permitted Business; or

(v)         any combination of the foregoing.

In addition to the foregoing, any acquisition of the type described in clauses (ii) or (iv) and/or any capital expenditure described in clause (iii), in each case made within 180 days prior to an Asset Sale, shall be deemed to satisfy this paragraph with respect to the application of the Net Cash Proceeds from such Asset Sale.

Any Net Cash Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph of this covenant or that is not segregated from the general funds of the Company for investment as permitted by the foregoing clauses (ii), (iii) and (iv) in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 365-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Cash Proceeds that cease to be so segregated as contemplated above and any Net Cash Proceeds that are segregated in respect of a project that is abandoned or completed shall also constitute “Excess

Proceeds” at the time any such Net Cash Proceeds cease to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Cash Proceeds that continues to be segregated for investment and that is not actually reinvested within 540 days from the date of the receipt of such Net Cash Proceeds shall also constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Company will (and at any time the Company may), within 30 days, make an Offer to Purchase to all Holders of Notes (with a copy to the Trustee) and to all holders of other Debt ranking pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to asset sales, equal to the Excess Proceeds. The offer price in any Offer to Purchase will be equal to 100% of the principal amount plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Offer to Purchase, the Company may use those funds for any purpose not otherwise prohibited by the Indenture and they will no longer constitute Excess Proceeds. If the aggregate principal amount of Notes and other pari passu debt tendered into such Offer to Purchase exceeds the amount of Excess Proceeds, selection of such Notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such Notes are listed, or, if such Notes are not so listed, on a pro rata basis or by lot or such similar method in accordance with the procedures of DTC; provided that no Notes of $2,000 or less shall be purchased in part. Upon completion of each Offer to Purchase, the amount of Excess Proceeds will be reset at zero. Pending the final application of any Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest the Net Cash Proceeds in any manner that is not prohibited by the Indenture.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other applicable securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Offer to Purchase. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Company will comply with the applicable securities laws and regulations and will be deemed to have complied with its obligations under the Asset Sale provisions of the Indenture by virtue of such compliance.

Limitation on Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of related transactions, contract, agreement, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each of the foregoing, an “Affiliate Transaction”) involving aggregate consideration in excess of $10.0 million, unless:

(i)         such Affiliate Transaction is on terms that are not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with an unaffiliated party;

(ii)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $30.0 million, the Company delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Company approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (i) above; and

(iii)         with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $50.0 million, the Company obtains and delivers to the Trustee a written opinion of a nationally recognized investment banking, accounting or appraisal firm stating that the transaction is fair to the Company or such Restricted Subsidiary, as the case may be, from a financial point of view.

The foregoing limitations do not limit, and shall not apply to:

(1)         Restricted Payments that are permitted by the provisions of the Indenture described above under “—Limitation on Restricted Payments” and Permitted Investments permitted under the Indenture;

(2)         the payment of reasonable and customary compensation and indemnities and other benefits to members of the Board of Directors of the Company or a Restricted Subsidiary who are outside directors;

(3)         the payment of reasonable and customary compensation (including awards or grants in cash or securities and other payments) and other benefits (including retirement, health, option, deferred compensation and other benefit plans) and indemnities to officers and employees of the Company or any Restricted Subsidiary as determined by the Board of Directors thereof in good faith;

(4)         transactions between or among the Company and/or its Restricted Subsidiaries;

(5)         any agreement or arrangement as in effect on the Issue Date or on the Escrow Release Date and any amendment or modification thereto so long as such amendment or modification is not more disadvantageous to the Holders of the Notes in any material respect;

(6)         any contribution of capital to the Company;

(7)         transactions permitted by, and complying with, the provisions of the Indenture described below under “—Consolidation, Merger, Conveyance, Transfer or Lease”;

(8)         any transaction with a joint venture, partnership, limited liability company or other entity that would constitute an Affiliate Transaction solely because the Company or a Restricted Subsidiary owns an equity interest in such joint venture, partnership, limited liability company or other entity;

(9)         transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case, in the ordinary course of business and on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, as determined in good faith by the Company, than those that could reasonably be expected to be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of the Company;

(10)         transactions effected as part of a Qualified Receivables Transaction;

(11)         loans (or Guarantees of third-party loans) and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $10.0 million at any one time outstanding for travel, entertainment, relocation and analogous ordinary business purposes;

(12)         the issuance or sale of any Capital Interests (other than Redeemable Capital Interests) of the Company; and

(13)         for the avoidance of doubt, the Transactions and the payment of fees and expenses in connection with the Transactions.

Provision of Financial Information

Whether or not required by the rules or regulations of the Commission, so long as any Notes are outstanding, the Company will furnish to the Trustee and the Holders of Notes, or file electronically with the Commission through the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system), within the time periods specified in the Commission’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act):

(1)         all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms,

including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2)         all current reports that would be required to be filed (as opposed to furnished) with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (after giving effect to any grace period provided by Rule 12b-25 under the Exchange Act) (unless the Commission will not accept such a filing) and make such information available to prospective investors. If the Commission will not accept the Company’s filings for any reason, the Company will post the reports referred to in the preceding paragraphs on its website or another website within the time periods that would apply if the Company were required to file those reports with the Commission.

If the Company has designated any of its Subsidiaries (other than a Receivables Subsidiary) as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Delivery of the reports and documents described above to the Trustee is for informational purposes only, and the Trustee’s receipt of such reports and documents shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

In addition, to the extent not satisfied by the foregoing, the Company will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act (or any successor provision).

Additional Note Guarantees

If, on or after the Issue Date (unless such acquired or created Domestic Subsidiary is properly designated as an Unrestricted Subsidiary):

(1)         the Company or any of its Domestic Subsidiaries acquires or creates another Domestic Subsidiary that incurs any Debt under the Credit Agreement, any syndicated loan or capital markets Debt or Guarantees any such Debt of the Company or any of its Domestic Subsidiaries; or

(2)         any Domestic Subsidiary of the Company incurs Debt under the Credit Agreement, any syndicated loan or capital markets Debt or guarantees any such Debt of the Company or any of its Domestic Subsidiaries and that Domestic Subsidiary was not a Guarantor immediately prior to such incurrence or Guarantee (an “Additional Obligor”), then that newly acquired or created Domestic Subsidiary or Additional Obligor, as the case may be, will become a Guarantor and Guarantee the Company’s Obligations in respect of the Notes and execute a supplemental indenture and deliver an opinion of counsel satisfactory to the Trustee within 30 days after the date on which it was acquired or created or incurred, as the case may be.

Limitation on Designation of Unrestricted Subsidiaries

The Company may designate any Subsidiary of the Company to be an “Unrestricted Subsidiary” as provided below, in which event such Subsidiary and each other Person that is then or thereafter becomes a Subsidiary of such Subsidiary will be deemed to be an Unrestricted Subsidiary.

The Company may designate any Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Interests of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company; provided that either:

(x)         the Subsidiary to be so designated has total assets of $1,000 or less; or

(y)         the Company could make a Restricted Payment (other than pursuant to clause (xiii) of the second paragraph thereof) at the time of designation in an amount equal to the Fair Market Value of such Subsidiary pursuant to the “—Limitation on Restricted Payments” covenant and such amount is thereafter treated as a Restricted Payment for the purpose of calculating the amount available for Restricted Payments thereunder.

An Unrestricted Subsidiary may be designated as a Restricted Subsidiary if (i) all the Debt of such Unrestricted Subsidiary could be Incurred under the “—Limitation on Incurrence of Debt” covenant, (ii) all the Liens on the property and assets of such Unrestricted Subsidiary could be incurred pursuant to the “—Limitation on Liens” covenant and (iii) immediately after giving effect to such designation on a pro forma basis, the Company would be permitted to Incur at least $1.00 of additional Debt (other than Permitted Debt) pursuant to the provisions described in the first paragraph under the “Limitation on Incurrence of Debt” covenant.

Consolidation, Merger, Conveyance, Transfer or Lease

The Company will not in any transaction or series of transactions, consolidate with or merge into any other Person (other than a merger of a Restricted Subsidiary into the Company in which the Company is the continuing Person or the merger of a Restricted Subsidiary into or with another Restricted Subsidiary or another Person that as a result of such transaction becomes or merges into a Restricted Subsidiary), or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of the assets of the Company and its Restricted Subsidiaries (determined on a consolidated basis), taken as a whole, to any other Person, unless:

(i)         either: (a) the Company shall be the continuing Person or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person that acquires, by sale, assignment, conveyance, transfer, lease or other disposition, all or substantially all of the property and assets of the Company (such Person, the “Surviving Entity”), (1) shall be a corporation, partnership, limited liability company or similar entity organized and validly existing under the laws of the United States, any political subdivision thereof or any state thereof or the District of Columbia and (2) shall expressly assume, by a supplemental indenture, the due and punctual payment of all amounts due in respect of the principal of (and premium, if any) and interest on all the Notes and the performance of the covenants and obligations of the Company under the Indenture; provided that at any time the Company or its successor is not a corporation, there shall be a co-issuer of the Notes that is a corporation;

(ii)         immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(iii)         immediately after giving effect to any such transaction or series of transactions on a pro forma basis (including, without limitation, any Debt Incurred or anticipated to be Incurred in connection with or in respect of such transaction or series of transactions) as if such transaction or series of transactions had occurred on the first day of the determination period, the Company (or the Surviving

Entity if the Company is not continuing) could Incur $1.00 of additional Debt (other than Permitted Debt) under the provisions described in the first paragraph of “—Limitation on Incurrence of Debt” or the Fixed Charge Coverage Ratio would not be less than immediately prior to such transaction or series of transactions;

(iv)         the Company (or the Surviving Entity if the Company is not continuing) delivers, or causes to be delivered, to the Trustee, in form satisfactory to the Trustee, an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture; and

(v)         if the Company is not the Surviving Entity, each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to its obligations under the Indenture and the Notes.

Notwithstanding the foregoing, failure to satisfy the requirements of the preceding clauses (ii) and (iii) will not prohibit:

(a)         a merger between the Company and a Restricted Subsidiary that is a wholly owned Subsidiary of the Company; or

(b)         a merger between the Company and an Affiliate solely for the purpose of converting the Company into a corporation organized under the laws of the United States or any political subdivision or state thereof so long as the amount of Debt of the Company and its Restricted Subsidiaries is not increased thereby.

No Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, unless:

(1)         immediately after giving effect to that transaction, no Default or Event of Default exists;

(2)         either (a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Indenture, pursuant to a supplemental indenture or (b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture, if required; and

(3)         the Guarantor delivers, or causes to be delivered, to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that such consolidation, merger, sale, conveyance, assignment, transfer, lease or other disposition complies with the requirements of the Indenture.

For all purposes of the Indenture and the Notes, Subsidiaries of any Surviving Entity will, upon such transaction or series of transactions, become Restricted Subsidiaries or Unrestricted Subsidiaries as provided pursuant to the Indenture and all Debt, and all Liens on property or assets, of the Surviving Entity and its Subsidiaries that was not Debt, or were not Liens on property or assets, of the Company and its Subsidiaries immediately prior to such transaction or series of transactions shall be deemed to have been Incurred upon such transaction or series of transactions.

Upon any transaction or series of transactions involving the Company that are of the type described in, and are effected in accordance with, conditions described in the immediately preceding paragraphs in which the Company is not the Surviving Entity, the Surviving Entity shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Indenture with the same effect as if such Surviving Entity had been named as the Company therein; and when a Surviving Entity duly assumes all of the obligations and covenants of the Company pursuant to the Indenture and the Notes, except in the case of a lease, the predecessor Person shall be relieved of all such obligations.

Limitation on Business Activities

The Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business.

Events of Default

Each of the following is an “Event of Default” under the Indenture:

(1)         default in the payment in respect of the principal of (or premium, if any, on) any Note when due and payable (whether at Stated Maturity or upon repurchase, acceleration, redemption or otherwise);

(2)         default in the payment of any interest upon any Note when it becomes due and payable, and continuance of such default for a period of 30 days;

(3)         failure to perform or comply with the Indenture provisions described under (a) “—Provision of Financial Information” and continuance of such failure to perform or comply for a period of 150 days and (b) the last sentence of “—Additional Note Guarantees,” in each case, after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(4)         except as permitted by the Indenture, any Note Guarantee of any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary), shall for any reason cease to be, or it shall be asserted by any Guarantor or the Company not to be, in full force and effect and enforceable in accordance with its terms;

(5)         default in the performance, or breach, of any covenant or agreement of the Company or any Guarantor in the Indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1), (2), (3) or (4) above), and continuance of such default or breach for a period of 60 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the outstanding Notes;

(6)         a default or defaults under any bonds, debentures, notes or other evidences of Debt (other than the Notes) by the Company or any Restricted Subsidiary having, individually or in the aggregate, a principal or similar amount outstanding of at least $50.0 million, whether such Debt now exists or shall hereafter be created, which default or defaults shall have resulted in the acceleration of the maturity of such Debt prior to its express maturity or shall constitute a failure to pay at least $50.0 million of such Debt when due and payable after the expiration of any applicable grace period with respect thereto;

(7)         the entry against the Company or any Restricted Subsidiary that is a Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary) of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $50.0 million (net of any amounts covered by insurance issued by reputable insurance companies where coverage has not been disclaimed or denied), by a court or courts of competent jurisdiction, which judgment or judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or

(8)         certain events in bankruptcy, insolvency or reorganization affecting the Company or any Significant Subsidiary (or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary).

If an Event of Default (other than an Event of Default specified in clause (8) above with respect to the Company) occurs and is continuing, then and in every such case the Trustee or the Holders of not less than 25% in aggregate principal amount of the outstanding Notes may declare the principal of the Notes and any accrued interest on the Notes to be due and payable immediately by a notice in writing to the Company (and to the Trustee if given by Holders); provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the outstanding Notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of or interest or on the Notes, have been cured or waived as provided in the Indenture and all amounts owing to the Trustee have been paid.

In the event of a declaration of acceleration of the Notes solely because an Event of Default described in clause (6) above has occurred and is continuing, the declaration of acceleration of the Notes shall be automatically rescinded and annulled if the event of default or payment default triggering such Event of Default pursuant to clause (6) shall be remedied or cured by the Company or a Restricted Subsidiary of the Company or waived by the holders of the relevant Debt within 20 business days after the declaration of acceleration with respect thereto and if the rescission and annulment of the acceleration of the Notes would not conflict with any judgment or decree of a court of competent jurisdiction obtained by the Trustee for the payment of amounts due on the Notes.

If an Event of Default specified in clause (8) above occurs with respect to the Company, the principal of and any accrued interest on the Notes then outstanding shall ipso facto become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder. For further information as to waiver of defaults, see “—Amendment, Supplement and Waiver.” The Trustee may withhold from Holders notice of any Default (except Default in payment of principal of, premium, if any, and interest) if the Trustee determines that such Default is cured or waived.

No Holder of any Note will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default and unless also the Holders of at least 25% in aggregate principal amount of the outstanding Notes shall have made written request to the Trustee, and provided indemnity reasonably satisfactory to the Trustee, to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the outstanding Notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. Such limitations do not apply, however, to a suit instituted by a Holder of a Note directly (as opposed to through the Trustee) for enforcement of payment of the principal of (and premium, if any) or interest on such Note on or after the respective due dates expressed in such Note.

The Company will be required to furnish to the Trustee annually a statement as to the performance of certain obligations under the Indenture and as to any default in such performance. The Company also is required to notify the Trustee if it becomes aware of the occurrence of any Default or Event of Default that has not been cured or waived.

Amendment, Supplement and Waiver

Without the consent of any Holders, the Company, the Guarantors (except that any existing Guarantors need not execute a supplemental indenture entered into pursuant to clause (7) below) and the Trustee, at any time and from time to time, may enter into one or more indentures supplemental to the Indenture and any Note Guarantees for any of the following purposes:

(1)         to evidence the succession of another Person to the Company or any Guarantor and the assumption by any such successor of the covenants of the Company or Guarantor in the Indenture, any Note Guarantees and the Notes;

(2)         to add to the covenants of the Company or the Guarantors for the benefit of the Holders, to surrender any right or power herein conferred upon the Company or the Guarantors, or to secure the Notes;

(3)         to add additional Events of Default;

(4)         to provide for uncertificated Notes in addition to or in place of certificated Notes;

(5)         to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee;

(6)         to provide for or confirm the issuance of Additional Notes in accordance with the terms of the Indenture;

(7)         to add a Guarantor or to release a Guarantor in accordance with the Indenture, or to modify the Indenture in connection with the addition of any Guarantor and Note Guarantee;

(8)         to cure any ambiguity, defect, omission, mistake or inconsistency;

(9)         to make any other provisions with respect to matters or questions arising under the Indenture, provided that such actions pursuant to this clause (9) shall not adversely affect the interests of the Holders in any material respect, as determined in good faith by the Board of Directors of the Company;

(10)         to conform the text of the Indenture or the Notes to any provision in “Description of Notes” of the offering memorandum related to the private sale of the Original Notes to the extent that the Trustee has received an Officer’s Certificate stating that such text constitutes an unintended conflict with the description of the corresponding provision in “Description of Notes” of the offering memorandum related to the private sale of the Original Notes; or

(11)         to effect or maintain the qualification of the Indenture under the TIA.

With the consent of the Holders of not less than a majority in aggregate principal amount of the outstanding Notes, the Company, the Guarantors and the Trustee may enter into an indenture or indentures supplemental to the Indenture or amend the Note Guarantees for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or the Notes or of modifying in any manner the rights of the Holders of the Notes under the Indenture, including the definitions therein; provided, however, that no such supplemental indenture or amendment shall, without the consent of the Holder of each outstanding Note affected thereby:

(1)         change the Stated Maturity of any Note or of any installment of interest on any Note, or reduce the amount payable in respect of the principal thereof or the rate of interest thereon or any premium payable thereon, or reduce the amount that would be due and payable on acceleration of the maturity thereof, or the coin or currency in which, any Note or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof, or change the date on which any Notes may be subject to redemption or reduce the Redemption Price therefor;

(2)         reduce the percentage in aggregate principal amount of the outstanding Notes, the consent of whose Holders is required for any such supplemental indenture or amendment, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture;

(3)         modify the obligations of the Company to make Offers to Purchase upon a Change of Control or from the Excess Proceeds of Asset Sales after the occurrence of such Change of Control or such Asset Sale;

(4)         modify or change any provision of the Indenture affecting the ranking of the Notes or any Note Guarantee in a manner adverse to the Holders of the Notes;

(5)         modify any of the provisions of this paragraph or provisions relating to waiver of defaults or certain covenants, except to increase any such percentage required for such actions or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding Note affected thereby; or

(6)         release any Note Guarantees required to be maintained under the Indenture (other than in accordance with the terms of the Indenture).

The Holders of not less than a majority in aggregate principal amount of the outstanding Notes may on behalf of the Holders of all the Notes waive any past Default under the Indenture and its consequences, except a Default:

(1)         in any payment in respect of the principal of (or premium, if any) or interest on any Notes (including any Note which is required to have been purchased pursuant to an Offer to Purchase which has been made by the Company), or

(2)         in respect of a covenant or provision hereof which under the Indenture cannot be modified or amended without the consent of the Holder of each outstanding Note affected.

Satisfaction and Discharge of the Indenture

The Company and the Guarantors may terminate the obligations under the Indenture when:

(1)         either: (A) all Notes theretofore authenticated and delivered have been delivered to the Trustee for cancellation, or (B) all such Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable or (ii) will become due and payable within one year or are to be called for redemption within one year (a “Discharge”) under irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire indebtedness on the Notes, not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest to the Stated Maturity or date of redemption;

(2)         the Company or any Guarantor has paid or caused to be paid all other sums then due and payable under the Indenture by the Company;

(3)         the deposit will not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(4)         the Company has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or on the redemption date, as the case may be; and

(5)         the Company has delivered to the Trustee an Officer’s Certificate and an opinion of counsel reasonably acceptable to the Trustee, each stating that all conditions precedent under the Indenture relating to the Discharge have been complied with.

Defeasance

The Company may elect, at its option, to have its obligations discharged with respect to the outstanding Notes (“defeasance”). Such defeasance means that the Company will be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes, except for:

(1)         the rights of Holders of such Notes to receive payments in respect of the principal of and any premium and interest on such Notes when payments are due,

(2)         the Company’s obligations with respect to such Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust,

(3)         the rights, powers, trusts, duties and immunities of the Trustee,

(4)         the Company’s right of optional redemption, and

(5)         the defeasance provisions of the Indenture.

In addition, the Company may elect, at its option, to have its obligations released with respect to certain covenants, including, without limitation, its obligation to make Offers to Purchase in connection with Asset Sales and any Change of Control, in the Indenture (“covenant defeasance”) and any omission to comply with such obligation shall not constitute a Default or an Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either defeasance or covenant defeasance with respect to outstanding Notes:

(1)         the Company must irrevocably have deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to the benefits of the Holders of such Notes: (A) money in an amount, (B) U.S. government obligations, which through the scheduled payment of principal and interest in respect thereof in accordance with their terms will provide, not later than the due date of any payment, money in an amount or (C) a combination thereof, in each case sufficient without reinvestment, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge, and which shall be applied by the Trustee to pay and discharge, the entire indebtedness in respect of the principal of and premium, if any, and interest on such Notes on the Stated Maturity thereof or (if the Company has made irrevocable arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company) the redemption date thereof, as the case may be, in accordance with the terms of the Indenture and such Notes;

(2)         in the case of defeasance, the Company shall have delivered to the Trustee an opinion of counsel stating that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable United States federal income tax law, in either case (A) or (B) to the effect that, and based thereon such opinion shall confirm that, the Holders of such Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit, defeasance and discharge were not to occur;

(3)         in the case of covenant defeasance, the Company shall have delivered to the Trustee an opinion of counsel to the effect that the Holders of such outstanding Notes will not recognize gain or loss for United States federal income tax purposes as a result of the deposit and covenant defeasance to be effected with respect to such Notes and will be subject to United States federal income tax on the same amount, in the same manner and at the same times as would be the case if such deposit and covenant defeasance were not to occur;

(4)         no Default or Event of Default with respect to the outstanding Notes shall have occurred and be continuing at the time of such deposit after giving effect thereto (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien to secure such borrowing);

(5)         such defeasance or covenant defeasance shall not cause the Trustee to have a conflicting interest within the meaning of the TIA (assuming all Notes are in default within the meaning of such Act);

(6)         such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or material instrument (other than the Indenture) to which the Company is a party or by which the Company is bound; and

(7)         the Company shall have delivered to the Trustee an Officer’s Certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a defeasance need not to be delivered if all Notes not therefore delivered to the Trustee for cancellation (x) have become due and payable, or (y) will become due and payable at Stated Maturity within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company.

In connection with a Discharge, in the event the Company becomes insolvent within the applicable preference period after the date of deposit, monies held for the payment of the Notes may be part of the bankruptcy estate of the Company, disbursement of such monies may be subject to the automatic stay of the bankruptcy code and monies disbursed to Holders may be subject to disgorgement in favor of the Company’s estate. Similar results may apply upon the insolvency of the Company during the applicable preference period following the deposit of monies in connection with defeasance.

The Trustee

The Trustee from time to time in its capacity as a banking institution may extend credit to the Company in the normal course of business. Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture.

The Indenture contains certain limitations in the TIA on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any “conflicting interest” (as defined in the TIA) it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs. Subject to such provisions, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by the Indenture at the request or direction of any of the Holders pursuant to the Indenture, unless such Holders shall have provided to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction.

No recourse may, to the full extent permitted by applicable law, be taken, directly or indirectly, with respect to the obligations of the Company or the Guarantors on the Notes or under the Indenture or any related documents, any certificate or other writing delivered in connection therewith, against (i) the Trustee in its individual capacity, (ii) any partner, owner, beneficiary, agent, officer, director, employee, agent, successor or assign of the Trustee, each in its individual capacity, or (iii) any holder of equity in the Trustee.

No Personal Liability of Shareholders, Partners, Officers or Directors

No director, officer, employee, shareholder, Affiliate, general or limited partner or incorporator, past, present or future, of the Company, the Guarantors or any of their Subsidiaries, as such or in such capacity, shall have any personal liability for any obligations of the Company or the Guarantors under the Notes, any Note Guarantee or the Indenture by reason of his, her or its status as such director, officer, employee, shareholder, Affiliate, general or limited partner or incorporator. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for the issuance of the Notes.

Governing Law

The Indenture, the Notes and any Note Guarantees are governed by, and will be construed in accordance with, the laws of the State of New York. The Indenture provides that the Company, the Guarantors, the Trustee, and each holder of a Note by its acceptance thereof, irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the Indenture, the Notes, the Note Guarantees or any transaction contemplated thereby.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any capitalized term used herein for which no definition is provided.

“Acquired Business” means HGGC Citadel Plastics Holdings, Inc., a Delaware corporation, and its subsidiaries.

“Acquired Debt” means Debt (1) of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or (2) assumed in connection with the acquisition of assets from such Person. Acquired Debt shall be deemed to have been Incurred, with respect to clause (1) of the preceding sentence, on the date such Person becomes a Restricted Subsidiary and, with respect to clause (2) of the preceding sentence, on the date of consummation of such acquisition of assets.

“Affiliate” of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings that correspond to the foregoing.

“Applicable Premium” means, with respect to a Note at any date of redemption, the greater of (1) 1.0% of the then outstanding principal amount of such Note and (2) the excess of (A) the present value at such redemption date of (i) the redemption price of the Note at June 1, 2018 (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption”) plus (ii) all required interest payments due on the Note through June 1, 2018 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date (or in the case of a satisfaction and discharge or defeasance, as of the date on which funds are deposited with the Trustee) plus 50 basis points over (B) the then outstanding principal amount of such Note.

“Asset Acquisition” means:

(a)         an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

(b)         the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business and consistent with past practices.

“Asset Sale” means any transfer, conveyance, sale, lease or other disposition (including, without limitation, dispositions pursuant to any consolidation or merger) by the Company or any of its Restricted Subsidiaries to any Person (other than to the Company or one or more of its Restricted Subsidiaries) in any single transaction or series of related transactions of:

(i)         Capital Interests in a Restricted Subsidiary (other than (i) directors’ qualifying shares or shares or interests required to be held by foreign nationals pursuant to local law and (ii) Preferred Interests of Restricted Subsidiaries that is issued in compliance with “—Certain Covenants—Limitation on Incurrence of Debt”);

(ii)         any other property or assets (other than in the normal course of business, including any sale or other disposition of obsolete or permanently retired equipment);

provided, however, that the term “Asset Sale” shall exclude:

(a)         any asset disposition permitted by the provisions described under “Consolidation, Merger, Conveyance, Transfer or Lease” that constitutes a disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole;

(b)         any transfer, conveyance, sale, lease or other disposition of property or assets, the gross proceeds of which (exclusive of indemnities) do not exceed in any one or related series of transactions $20.0 million;

(c)         sales or other dispositions of cash or Eligible Cash Equivalents;

(d)         sales of interests in or assets of Unrestricted Subsidiaries;

(e)         the disposition of assets that, in the good faith judgment of the Company, are no longer used or useful in the business of such entity;

(f)         a Restricted Payment or Permitted Investment that is otherwise permitted by the Indenture;

(g)         any trade-in of equipment in exchange for other equipment; provided that, in the good faith judgment of the Company, the Company or such Restricted Subsidiary receives equipment having a Fair Market Value equal to or greater than the equipment being traded in;

(h)         the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets between the Company or any of its Restricted Subsidiaries and

another person to the extent that the Related Business Assets received by the Company or its Restricted Subsidiaries are of equivalent or greater Fair Market Value than the Related Business Assets transferred;

(i)         the creation of a Lien (but not the sale or other disposition of the property subject to such Lien);

(j)         leases or subleases in the ordinary course of business to third persons not interfering in any material respect with the business of the Company or any of its Restricted Subsidiaries and otherwise in accordance with the provisions of the Indenture;

(k)         any disposition by a Subsidiary to the Company or by the Company or a Subsidiary to a Restricted Subsidiary;

(l)         dispositions of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and consistent with past practice;

(m)         licensing or sublicensing of intellectual property or other general intangibles in accordance with industry practice in the ordinary course of business;

(n)         any transfer of accounts receivable, or a fractional undivided interest therein, by a Receivable Subsidiary in a Qualified Receivables Transaction;

(o)         any release of any intangible claims or rights in connection with a lawsuit, dispute or other controversy;

(p)         sales of accounts receivable to a Receivable Subsidiary pursuant to a Qualified Receivables Transaction for the Fair Market Value thereof; including cash or other financial accommodation, such as the provision of letters of credit by such Receivable Subsidiary on behalf of or for the benefit of the transferor of such accounts receivable (for the purposes of this clause (p), Purchase Money Notes will be deemed to be cash); or

(q)         foreclosures on assets to the extent they would not otherwise result in a Default or Event of Default.

For purposes of this definition, any series of related transactions that, if effected as a single transaction, would constitute an Asset Sale shall be deemed to be a single Asset Sale effected when the last such transaction which is a part thereof is effected.

“Average Life” means, as of any date of determination, with respect to any Debt, the quotient obtained by dividing (i) the sum of the products of (x) the number of years from the date of determination to the dates of each successive scheduled principal payment (including any sinking fund or mandatory redemption payment requirements) of such Debt multiplied by (y) the amount of such principal payment by (ii) the sum of all such principal payments.

“Board of Directors” means (i) with respect to the Company or any Restricted Subsidiary, its board of directors or any duly authorized committee thereof; (ii) with respect to a corporation, the board of directors of such corporation or any duly authorized committee thereof; and (iii) with respect to any other entity, the board of directors or similar body of the general partner or managers of such entity or any duly authorized committee thereof.

“Capital Interests” in any Person means any and all shares, interests (including Preferred Interests), participations or other equivalents in the equity interest (however designated) in such Person and any rights (other than Debt securities convertible into an equity interest), warrants or options to acquire an equity interest in such Person.

“Capital Lease Obligations” means any obligation of a Person under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code. “Change of Control” means:

(1)         the Company becomes aware (by way of a report or any other filing pursuant to the Exchange Act or written notice to the Company) that any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the ultimate “beneficial owner” (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1)such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Interests in the Company, or

(2)         the Company sells, conveys, transfers or leases (either in one transaction or a series of related transactions) all or substantially all of its assets to, or merges or consolidates with, a Person other than a Restricted Subsidiary of the Company, other than a merger or consolidation where (A) the Voting Interests of the Company outstanding immediately prior to such transaction are converted into or exchanged for Voting Interests of the surviving or transferee Person constituting a majority of the outstanding Voting Interests of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the beneficial owner of 50% or more of the voting power of the Voting Interests of the surviving or transferee Person.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Interests” of any Person means Capital Interests in such Person that do not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Capital Interests of any other class in such Person.

“Company” means A. Schulman, Inc. and any successor thereto.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:

(i)         the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a)         Consolidated Net Income;

(b)         Consolidated Non-cash Charges;

(c)         Consolidated Interest Expense to the extent the same was deducted in computing Consolidated Net Income;

(d)         Consolidated Income Tax Expense;

(e)         any expenses or charges related to any equity offering, Permitted Investment, recapitalization or Incurrence of Debt permitted to be made under the Indenture (whether or not successful) or related to the private sale of the Original Notes;

(f)         the amount of any minority interest expense attributable to minority equity interests of third parties in any non-wholly owned Subsidiary to the extent deducted in such period in computing Consolidated Net Income; and

(g)         any costs or expenses incurred by the Company or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of the Company or net cash proceeds of an issuance of Capital Interests of the Company (other than Redeemable Capital Interests); less

(ii)         non-cash items increasing Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Investments, mergers, consolidations or designations of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include (1) adjustments of the nature used in connection with the calculation of “Further Adjusted EBITDA” as set forth under “Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information of A. Schulman and Citadel” in the offering memorandum related to the private sale of the Original Notes and (2) operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger or consolidation for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within twelve (12) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead, provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officer’s Certificate at the time of such execution.

Furthermore, in calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

(i)         interest on outstanding Debt determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Debt in effect on the Transaction Date; and

(ii)         if interest on any Debt actually Incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four Quarter Period.

If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the above clause shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i)         Consolidated Interest Expense; and

(ii)         the product of (a) all cash dividends and other distributions paid or accrued during such period in respect of Redeemable Capital Interests of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Interests) and any series of Preferred Interests of any Restricted Subsidiary of such Person during such period, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal.

“Consolidated Income Tax Expense” means, with respect to any Person for any period the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP paid or accrued during such period, including any penalties and interest related to such taxes or arising from any tax examinations, to the extent the same were deducted in computing Consolidated Net Income.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i)         the total interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including, without limitation:

(a)         any amortization of debt discount;

(b)         the net cost under any Hedging Obligation or Swap Contract in respect of interest rate protection (including any amortization of discounts);

(c)         the interest portion of any deferred payment obligation;

(d)         all commissions, discounts and other fees and charges owed with respect to Qualified Receivables Transactions (to the extent payable by the Company and its Restricted Subsidiaries to any Person other than the Company or a Restricted Subsidiary) and letters of credit and bankers’ acceptance financings; and

(e)         all accrued interest;

(ii)         the interest component of Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP; and

(iii)         all capitalized interest of such Person and its Restricted Subsidiaries for such period; less interest income of such Person and its Restricted Subsidiaries for such period; provided, however, that Consolidated Interest Expense will exclude (I) the amortization or write-off of debt issuance costs and deferred financing fees, commissions, fees and expenses, (II) any expensing of interim loan commitment and other financing fees and (III) non-cash interest on any convertible or exchangeable notes that exists by virtue of the bifurcation of the debt and equity components of convertible or exchangeable notes and the application FSP APB 14-1 or any similar provision.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by:

(A)         excluding, without duplication

(i)         all extraordinary gains or losses (net of fees and expense relating to the transaction giving rise thereto), income, expenses or charges;

(ii)         the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interest in unconsolidated Persons or Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries; provided that, for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(iii)         gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv)         solely for purposes of determining the amount available for Restricted Payments under clause (c) of the first paragraph of “Certain Covenants—Limitation on Restricted Payments,” the net income of any Restricted Subsidiary (other than a Guarantor) or such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders; provided that for the avoidance of doubt, Consolidated Net Income shall be increased in amounts equal to the amounts of cash actually received;

(v)         any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vi)         any fees and expenses paid in connection with the issuance of the Notes;

(vii)         non-cash compensation expense Incurred with any issuance of equity interests to an employee of such Person or any Restricted Subsidiary;

(viii)         any net after-tax gains or losses attributable to the early extinguishment or conversion of Debt;

(ix)         any non-cash impairment charges or asset write-off or write-down resulting from the application of ASC 350 or ASC 360, and the amortization of intangibles arising pursuant to ASC 805 or any related subsequent Accounting Standards Codification;

(x)         non-cash gains, losses, income and expenses resulting from fair value accounting required by ASC 815 or any related subsequent Accounting Standards Codification;

(xi)         any fees, expenses, charges or Integration Costs incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, disposition, Incurrence or repayment of Debt (including such fees, expenses or charges related to any

Credit Facility), issuance of Capital Interests, refinancing transaction or amendment or modification of any debt instrument, and including, in each case, any such transaction undertaken but not completed, and any charges or nonrecurring merger or acquisition costs incurred during such period as a result of any such transaction, in each case whether or not successful;

(xii)         any net unrealized gain or loss (after any offset) resulting from currency translation gains or losses related to currency remeasurements of Debt (including any net gain or loss resulting from obligations under Hedging Obligations for currency exchange risk) and any foreign currency translation gains or losses;

(xiii)         any accruals and reserves that are established for expenses and losses, in respect of equity-based awards compensation expense (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall reduce Consolidated Net Income to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period);

(xiv)         any expenses, charges or losses that are covered by indemnification or other reimbursement provisions in connection with any Permitted Investment or any sale, conveyance, transfer or other disposition of assets permitted under the Indenture, to the extent actually reimbursed, or, so long as the Company has made a determination that a reasonable basis exists for indemnification or reimbursement and only to the extent that such amount is in fact indemnified or reimbursed within 365 days of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so indemnified or reimbursed within such 365 days); and

(xv)         to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is in fact reimbursed within 365 days of the date of such determination (with a deduction in the applicable future period for any amount so added back to the extent not so reimbursed within such 365 days), expenses, charges or losses with respect to liability or casualty events or business interruption; and

(B)         including, without duplication, dividends and distributions from joint ventures actually received in cash by the Company.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries less goodwill and other intangible assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which an internal consolidated balance sheet of such Person and its Subsidiaries is available, all calculated on a consolidated basis in accordance with GAAP.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill, other intangibles, deferred financing fees, debt issuance costs, commissions, fees and expenses) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss and excluding any such charges constituting an extraordinary item or loss or any charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Secured Leverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of all Debt secured by Liens of such Person and its Restricted Subsidiaries less unrestricted cash and Eligible Cash Equivalents of the Company and its Restricted Subsidiaries, in each case at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Secured Leverage

Ratio to the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the Transaction Date (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”). In addition to and without limitation of the foregoing, this ratio shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Investments, mergers, consolidations or designations of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include (1) adjustments of the nature used in connection with the calculation of “Further Adjusted EBITDA” as set forth under “Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information of A. Schulman and Citadel” in the offering memorandum related to the private sale of the Original Notes and (2) operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger or consolidation for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within twelve (12) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officer’s Certificate at the time of such execution.

“Convertible Special Stock” means the Company’s 6.00% cumulative perpetual convertible special stock.

“Credit Agreement” means the Company’s credit agreement, with respect to the senior secured term loan credit facility and senior secured revolving credit facility dated as of the Escrow Release Date, by and among the Company, certain subsidiaries of the Company party thereto, the lenders party thereto, and JPMorgan Chase Bank, N.A., Inc., as administrative agent, together with all related notes, collateral documents, guarantees, and any other related agreements and instruments executed and delivered in connection therewith, in each case as amended, modified, supplemented, restated, refinanced, refunded or replaced in whole or in part (including by sales of debt securities) from time to time including by or pursuant to any agreement or instrument (including an indenture) that extends the maturity of any Debt thereunder, or increases the amount of available borrowings thereunder, or adds Subsidiaries of the Company as additional borrowers or guarantors thereunder, in each case with respect to such agreement or any successor or replacement agreement and whether by the same or any other agent, lender, group of lenders, purchasers or debt holders.

“Credit Facilities” means one or more credit facilities (including the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other lenders, investors or a trustee providing for revolving loans, term loans, the issuance of letters of credit or bankers’ acceptances, receivables financings or the issuance of debt securities.

“Debt” means at any time (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person, or non-recourse, the following: (i) all indebtedness of such Person for money borrowed or for the deferred purchase price of property, excluding any trade payables or other current liabilities incurred in the normal course of business; (ii) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments; (iii) all reimbursement obligations of such Person with respect to letters of credit (other than letters of credit that are secured by cash or Eligible Cash Equivalents), bankers’ acceptances or similar facilities (excluding obligations in respect of letters of credit or bankers’ acceptances issued in respect of trade payables) issued for the account of such Person; provided that such obligations shall not constitute Debt except to the extent drawn and not repaid within five business days; (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property or assets acquired by such Person; (v) all Capital Lease Obligations of such Person; (vi) the maximum fixed redemption or repurchase price of Redeemable Capital Interests in such Person at the time of determination; (vii) any Swap Contracts and Hedging Obligations of such Person at the time of determination; and (viii) all obligations of the types referred to in clauses (i) through (vii) of this definition of another Person, the payment of which, in either case, (A) such Person has Guaranteed or (B) is secured by (or the holder of such Debt or the recipient of such dividends or other distributions has an existing right, whether contingent or otherwise, to be secured by) any Lien upon the property or other assets of such Person, even though such Person has not assumed or become liable for the payment of such Debt. For purposes of the foregoing: (a) the maximum fixed repurchase price of any Redeemable Capital Interests that do not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Interests as if such Redeemable Capital Interests were repurchased on any date on which Debt shall be required to be determined pursuant to the Indenture; provided, however, that, if such Redeemable Capital Interests are not then permitted to be repurchased, the repurchase price shall be the book value of such Redeemable Capital Interests; (b) the amount outstanding at any time of any Debt issued with original issue discount shall be the principal amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in conformity with GAAP, but such Debt shall be deemed Incurred only as of the date of original issuance thereof; (c) the amount of any Debt described in clause (vii) is the net amount payable (after giving effect to permitted set off) if such Swap Contracts or Hedging Obligations are terminated at that time due to default of such Person; (d) the amount of any Debt described in clause (viii)(A) above shall be the maximum liability under any such Guarantee; (e) the amount of any Debt described in clause (viii)(B) above shall be the lesser of (I) the maximum amount of the obligations so secured and (II) the Fair Market Value of such property or other assets; and (f) interest, fees, premium, and expenses and additional payments, if any, will not constitute Debt. For purposes of determining any particular amount of Debt, Guarantees, Liens, obligations with respect to letters of credit and other obligations supporting Debt otherwise included in the determination of a particular amount will not be included.

Notwithstanding the foregoing, the term “Debt” will exclude (a) any endorsements for collection or deposits in the ordinary course of business, (b) any realization of a Permitted Lien, (c) Debt that has been defeased or satisfied in accordance with the terms of the documents governing such Debt, and (d) in connection with the purchase by the Company or any Restricted Subsidiary of any business, (x) customary indemnification obligations and (y) post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment is otherwise contingent; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 60 days thereafter.

The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, only upon the occurrence of the contingency giving rise to the obligations, of any contingent obligations at such date; provided, however, that in the case of Debt sold at a discount, the amount of such Debt at any time will be the accreted value thereof at such time. If such Person or any of its Restricted Subsidiaries directly or indirectly Guarantees Debt of a third Person, the amount of Debt of such Person shall give effect to the Incurrence of such Guaranteed Debt as if such Person or such Subsidiary had directly Incurred or otherwise assumed such Guaranteed Debt.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as

“Designated Non-cash Consideration” pursuant to an Officer’s Certificate, setting forth the basis of such valuation, less the amount of cash or Eligible Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Eligible Bank” means a bank or trust company that (i) is licensed, chartered or organized and existing under the laws of the United States of America or Canada, or any state, territory, province or possession thereof, (ii) as of the time of the making or acquisition of an Investment in such bank or trust company, has combined capital and surplus in excess of $500.0 million and (iii) the senior Debt of which is rated at least “Baa-2” by Moody’s or at least “BBB” by S&P.

“Eligible Cash Equivalents” means any of the following Investments: (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) maturing not more than one year after the date of acquisition; (ii) time deposits in and certificates of deposit of any Eligible Bank, provided that such Investments have a maturity date not more than one year after date of acquisition; (iii) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with any Eligible Bank; (iv) direct obligations issued by any state of the United States or any political subdivision or public instrumentality thereof; provided that such Investments mature, or are subject to tender at the option of the holder thereof, within 365 days after the date of acquisition and, at the time of acquisition, have a rating of at least A from S&P or A-2 from Moody’s (or an equivalent rating by any other nationally recognized rating agency); (v) commercial paper of any Person other than an Affiliate of the Company and other than structured investment vehicles; provided that such Investments have one of the two highest ratings obtainable from either S&P or Moody’s and mature within 180 days after the date of acquisition; (vi) overnight and demand deposits in and bankers’ acceptances of any Eligible Bank and demand deposits in any bank or trust company to the extent insured by the Federal Deposit Insurance Corporation against the Bank Insurance Fund; (vii) money market funds substantially all of the assets of which comprise Investments of the types described in clauses (i) through (vi); and (viii) instruments equivalent to those referred to in clauses (i) through (vi) above or funds equivalent to those referred to in clause (vii) above denominated in U.S. dollars, Euros or any other foreign currency comparable in credit quality and tenor to those referred to in such clauses and customarily used by corporations for cash management purposes in jurisdictions outside the United States to the extent reasonably required in connection with any business conducted by any Restricted Subsidiary organized in such jurisdiction, all as determined in good faith by the Company.

“Escrow Release Date” means the date of the Release.

“Escrowed Property” means the gross proceeds of the private sale of the Original Notes and an additional amount in cash in an aggregate amount sufficient to redeem the Original Notes in cash at a redemption price equal to 100% of the principal amount of the Original Notes, plus accrued and unpaid interest on the Original Notes to but not including July 15, 2015

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expiration Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to the consideration received or paid in any transaction or series of transactions, the fair market value thereof as determined in good faith by the Company. In the case of a transaction between the Company or a Restricted Subsidiary, on the one hand, and a Receivable Subsidiary, on the other hand, if the Company determines in its sole discretion that such determination is appropriate, a determination as to Fair Market Value may be made at the commencement of the transaction and be applicable to all dealings between the Receivable Subsidiary and the Company or such Restricted Subsidiary during the course of such transaction.

“Foreign Subsidiary” means any Restricted Subsidiary that is not a Domestic Subsidiary.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles in the United States, consistently applied, as set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

“Guarantee” means, as applied to any Debt of another Person, (i) a guarantee (other than by endorsement of negotiable instruments for collection in the normal course of business), direct or indirect, in any manner, of any part or all of such Debt, (ii) any direct or indirect obligation, contingent or otherwise, of a Person guaranteeing or having the effect of guaranteeing the Debt of any other Person in any manner and (iii) an agreement of a Person, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such Debt of another Person (and “Guaranteed” and “Guaranteeing” shall have meanings that correspond to the foregoing); provided, however, that the term “Guarantee” shall not include a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment.

“Guarantor” means any Person that executes a supplemental indenture providing a Note Guarantee in accordance with the provisions of the Indenture and their respective successors and assigns.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any interest rate agreement, currency agreement or commodity agreement, excluding commodity agreements relating to raw materials used in the ordinary course of the Company’s business.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or other obligation on the balance sheet of such Person; provided, however, that a change in GAAP or an interpretation thereunder that results in an obligation of such Person that exists at such time becoming Debt shall not be deemed an Incurrence of such Debt. Debt otherwise Incurred by a Person before it becomes a Subsidiary of the Company shall be deemed to be Incurred at the time at which such Person becomes a Subsidiary of the Company. “Incurrence,” “Incurred,” “Incurrable” and “Incurring” shall have meanings that correspond to the foregoing. A Guarantee by the Company or a Restricted Subsidiary of Debt Incurred by the Company or a Restricted Subsidiary, as applicable, shall not be a separate Incurrence of Debt. In addition, the following shall not be deemed a separate Incurrence of Debt:

(1)         amortization of debt discount or accretion of principal with respect to a non-interest bearing or other discount security;

(2)         the payment of regularly scheduled interest in the form of additional Debt of the same instrument or the payment of regularly scheduled dividends on Capital Interests in the form of additional Capital Interests of the same class and with the same terms;

(3)         the obligation to pay a premium in respect of Debt arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Debt; and

(4)         unrealized losses or charges in respect of Hedging Obligations.

“Integration Costs” means, with respect to any acquisition, all costs relating to the integration of the acquired business or operations into the Company’s, including labor costs, consulting fees, travel costs and any other expenses relating to the integration process.

“Investment” by any Person means any direct or indirect loan, advance, guarantee for the benefit of (or other extension of credit) or capital contribution to (by means of any transfer of cash or other property or assets to another Person or any other payments for property or services for the account or use of another Person) another Person, including, without limitation, the following: (i) the purchase or acquisition of any Capital Interest or other evidence of beneficial ownership in another Person; (ii) the purchase, acquisition or Guarantee of the Debt of another Person or the issuance of a “keep-well” with respect thereto; and (iii) the purchase or acquisition of the business or assets of another Person substantially as an entirety, but shall exclude: (a) accounts receivable and other extensions of trade credit in accordance with the Company’s customary practices; (b) the acquisition of property and assets from suppliers and other vendors in the normal course of business; and (c) prepaid expenses and workers’ compensation, utility, lease and similar deposits in the normal course of business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means the date of original issuance of the Notes under the Indenture.

“Lien” means, with respect to any property or other asset, any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment, deposit arrangement, security interest, lien (statutory or otherwise), charge, easement, encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or other asset (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to Asset Sales of any Person, cash and Eligible Cash Equivalents received, net of (i) all reasonable out-of-pocket costs and expenses of such Person incurred in connection with such a sale, including, without limitation, all legal, accounting, title and recording tax expenses, commissions and other fees and expenses incurred and all federal, state, foreign and local taxes arising in connection with such an Asset Sale that are paid or required to be accrued as a liability under GAAP by such Person; (ii) all payments made by such Person on any Debt that is secured by such properties or other assets in accordance with the terms of any Lien upon or with respect to such properties or other assets or that must, by the terms of such Lien or such Debt, or in order to obtain a necessary consent to such transaction or by applicable law, be repaid to any other Person (other than the Company or a Restricted Subsidiary thereof) in connection with such Asset Sale; (iii) all contractually required distributions and other payments made to minority interest holders in Restricted Subsidiaries of such Person as a result of such transaction; (iv) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale; and (v) payments of unassumed liabilities (not constituting Debt) relating to the property sold at the time of, or within 30 days after, the date of such sale; provided, however, that (a) in the event that any consideration for an Asset Sale (which would otherwise constitute Net Cash Proceeds) is required by (I) contract to be held in escrow pending determination of whether a purchase price adjustment will be made or (II) GAAP to be reserved against other liabilities in connection with such Asset Sale, such consideration (or any portion thereof) shall become Net Cash Proceeds only at such time as it is released to such Person from escrow or otherwise; and (b) any non-cash consideration received in connection with any transaction subsequently converted to cash shall become Net Cash Proceeds only at such time as it is so converted.

“Non-Recourse Receivable Subsidiary Indebtedness” has the meaning set forth in the definition of “Receivable Subsidiary.”

“Obligations” means any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Debt.

“Offer” has the meaning set forth in the definition of “Offer to Purchase.”

“Offer to Purchase” means a written offer (the “Offer”) sent by the Company electronically or by first- class mail, with a copy to the Trustee, to each Holder at its address appearing in the security register on the date of the Offer, offering to purchase up to the aggregate principal amount of Notes set forth in such Offer. Unless otherwise required by applicable law, the offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase which shall be, subject to any contrary requirements of applicable law, not less than 30 days or more than 60 days after the date of delivery of such Offer and a settlement date (the “Purchase Date”) for purchase of Notes within five business days after the Expiration Date and, in connection with a Change of Control, such Purchase Date may be no earlier than the date of the consummation of the Change of Control. The Company shall notify the Trustee at least 15 days (or such shorter period as is acceptable to the Trustee) prior to the sending of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be sent electronically or by first class mail by the Company or, at the Company’s request, by the Trustee in the name and at the expense of the Company. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)         the section of the Indenture pursuant to which the Offer to Purchase is being made;

(2)         the Expiration Date and the Purchase Date;

(3)         the aggregate principal amount of the outstanding Notes offered to be purchased pursuant to the Offer to Purchase (including, if less than 100%, the manner by which such amount has been determined pursuant to Indenture covenants requiring the Offer to Purchase) (the “Purchase Amount”);

(4)         the purchase price to be paid by the Company for each $2,000 principal amount of Notes (and integral multiples of $1,000 in excess thereof) accepted for payment (as specified pursuant to the Indenture) (the “Purchase Price”);

(5)         that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in a minimum amount of $2,000 principal amount (and integral multiples of $1,000 in excess thereof);

(6)         the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase, if applicable;

(7)         that, unless the Company defaults in making such purchase, any Note accepted for purchase pursuant to the Offer to Purchase will cease to accrue interest on and after the Purchase Date, but that any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue interest at the same rate;

(8)         that, on the Purchase Date, the Purchase Price will become due and payable upon each Note accepted for payment pursuant to the Offer to Purchase;

(9)         that each Holder electing to tender a Note pursuant to the Offer to Purchase will be required to surrender such Note or cause such Note to be surrendered at the place or places set forth in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing);

(10)         that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its paying agent) receives, not later than the close of business on the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the aggregate principal amount of the Notes the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender; provided that in the case of Notes held in book-entry form, holders must withdraw all or any portion of Notes in accordance with DTC’s applicable procedures;

(11)         that (a) if Notes having an aggregate principal amount less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes having an aggregate principal amount in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase Notes having an aggregate principal amount equal to the Purchase Amount on a pro rata basis (with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased);

(12)         if applicable, that, in the case of any Holder whose Note is purchased only in part, the Company shall execute, and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in the aggregate principal amount equal to and in exchange for the unpurchased portion of the aggregate principal amount of the Notes so tendered; and

(13)         if such notice is delivered prior to the occurrence of a Change of Control, stating that the Offer to Purchase is conditional on the occurrence of such Change of Control, and, if applicable, shall state that, in the Company’s discretion, the Purchase Date may be delayed until such time as the Change of Control shall occur, or that such redemption may not occur and such notice may be rescinded in the event that the Company shall determine that such condition will not be satisfied by the Purchase Date, or by the Purchase Date as so delayed.

“Officer’s Certificate” means a certificate signed by the chairman of the board, the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer, any assistant treasurer, the controller, the secretary or any vice president.

“Permitted Business” means any business similar in nature to any business conducted by the Company and the Restricted Subsidiaries on the Issue Date or immediately after the consummation of the Transactions and any business reasonably ancillary, incidental, complementary or related to, or a reasonable extension, development or expansion of, the business conducted by the Company and the Restricted Subsidiaries on the Issue Date or immediately after the consummation of the Transactions, in each case, as determined in good faith by the Company.

“Permitted Debt” means:

(i)         Debt Incurred pursuant to any Credit Facilities in an aggregate principal amount not to exceed at any one time outstanding $1,400.0 million less any amounts Incurred and outstanding pursuant to clause (xvi) below;

(ii)         Debt under the Notes issued on the Issue Date (including the Exchange Notes) and, the contribution, indemnification and reimbursement obligations owed by the Company or any Guarantor to any of the other of them in respect of amounts paid or payable on such Notes;

(iii)         Guarantees of the Notes (including the Notes Guarantees related to the Exchange Notes);

(iv)         Debt of the Company or any Restricted Subsidiary outstanding on the Issue Date (other than (A) clause (i), (ii) or (iii) above and, (B) after the Escrow Release Date, Debt repaid on the Escrow Release Date with the proceeds of the private sale of the Original Notes and the initial borrowings under the Credit Agreement in connection with the Transactions);

(v)         Guarantees Incurred by the Company of Debt of a Restricted Subsidiary otherwise permitted to be incurred under the Indenture;

(vi)         Guarantees by any Restricted Subsidiary of Debt of the Company or any Restricted Subsidiary, including Guarantees by any Restricted Subsidiary of Debt under the Credit Agreement, provided that (a) such Debt is Permitted Debt or is otherwise Incurred in accordance with the “Limitation on Incurrence of Debt” covenant and (b) such Guarantees are subordinated to the Notes to the same extent as the Debt being Guaranteed;

(vii)         Debt incurred in respect of workers’ compensation claims and self-insurance obligations, and, for the avoidance of doubt, indemnity, bid, performance, warranty, release, appeal, surety and similar bonds, standby letters of credit, letters of credit for operating purposes and completion guarantees provided or incurred (including Guarantees thereof) by the Company or a Restricted Subsidiary in the ordinary course of business;

(viii)         Debt under Swap Contracts and Hedging Obligations (excluding Swap Contracts and Hedging Obligations entered into for speculative purposes);

(ix)         Debt of the Company to a Restricted Subsidiary; provided that if such Debt is owing to a Restricted Subsidiary that is not a Guarantor and is subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Debt (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Debt not permitted by this clause;

(x)         Debt of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary; provided that if a Guarantor incurs such Debt owing to a Restricted Subsidiary that is neither the Company nor a Guarantor, such Debt is subordinated in right of payment to the Guarantee of the notes of such Guarantor; provided further that any subsequent transfer of any such Debt (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an incurrence of such Debt not permitted by this clause;

(xi)         Debt of the Company or any Restricted Subsidiary pursuant to Capital Lease Obligations and Purchase Money Debt; provided that the aggregate principal amount of such Debt outstanding at any time may not exceed the greater of (x) $75.0 million in the aggregate and (y) 6.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries;

(xii)       Debt arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, contribution, earnout, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or Capital Interests of a Restricted Subsidiary otherwise permitted under the Indenture;

(xiii)       the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of Preferred Interests; provided, however, that:

(a)          any subsequent issuance or transfer of Capital Interests that results in any such Preferred Interests being held by a Person other than the Company or a Restricted Subsidiary; and

(b)          any sale or other transfer of any such Preferred Interests to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an issuance of such Preferred Interests by such Restricted Subsidiary that was not permitted by this clause (xiii);

(xiv)       Debt arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Debt is extinguished within five business days of Incurrence;

(xv)       Debt of the Company or any Restricted Subsidiary not otherwise permitted pursuant to this definition, in an aggregate principal amount not to exceed the greater of (a) $100.0 million and (b) 8.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries;

(xvi)       Purchase Money Notes Incurred by any Receivable Subsidiary that is a Restricted Subsidiary in a Qualified Receivables Transaction and Non-Recourse Receivable Subsidiary Indebtedness;

(xvii)       Guarantees in the ordinary course of business of the obligations of government agencies or of suppliers, customers, franchisees and licensees of the Company or any of its Restricted Subsidiaries;

(xviii)       Debt consisting of take-or-pay obligations on customary business terms contained in supply agreements entered into in the ordinary course of business;

(xix)       Refinancing Debt with respect to Debt Incurred or outstanding pursuant to clauses (ii), (iii), (iv) and (vi), this clause (xix) and clause (xx);

(xx)       (x) Debt of the Company or any Restricted Subsidiary Incurred or issued to finance an acquisition or (y) Acquired Debt; provided that after giving effect to such acquisition, merger or consolidation, either (a) the Company would be permitted to Incur at least $1.00 of additional Debt pursuant to the Consolidated Fixed Charge Coverage test set forth in the first paragraph under the caption “—Certain Covenants—Limitation on Incurrence of Debt” or (b) the Consolidated Fixed Charge Coverage Ratio of the Company would not be lower than immediately prior to such acquisition, merger or consolidation; and

(xxi)       Debt of Restricted Subsidiaries that are not Guarantors Incurred pursuant to this clause not to exceed at any one time outstanding, and together with any other Debt Incurred under this clause (xxi), the greater of (a) $150.0 million and (b) 11.75% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

Notwithstanding anything herein to the contrary, Debt permitted under clauses (i), (xi) and (xv) of this definition of “Permitted Debt” shall not constitute “Refinancing Debt” under clause (xix) of this definition of “Permitted Debt.”

“Permitted Investments” means:

(a)         Investments in existence on the Issue Date and any extensions or replacements thereof on terms no less favorable and in amounts no greater than exist on the Issue Date;

(b)         Investments in cash and Eligible Cash Equivalents;

(c)         Investments in property and other assets owned or used by the Company or any Restricted Subsidiary in the normal course of business;

(d)         prepaid expenses, negotiable instruments held for collection, lease, utility, workers’ compensation, performance and other similar deposits provided to third parties in the ordinary course of business;

(e)         Investments by the Company or any of its Restricted Subsidiaries in the Company or any Restricted Subsidiary, including, for the avoidance of doubt, the Target Acquisition;

(f)         Investments by the Company or any Restricted Subsidiary in a Person, if as a result of such Investment (A) such Person becomes a Restricted Subsidiary or (B) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated or wound-up into, the Company or a Restricted Subsidiary;

(g)         Swap Contracts and Hedging Obligations;

(h)         receivables owing to the Company or any of its Subsidiaries and advances to suppliers, in each case if created, acquired or made in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(i)         Investments received in settlement of obligations owed to the Company or any Restricted Subsidiary and as a result of bankruptcy or insolvency proceedings or upon the foreclosure or enforcement of any Lien in favor of the Company or any Restricted Subsidiary;

(j)         Investments by the Company or any Restricted Subsidiary not otherwise permitted under this definition, in an aggregate amount not to exceed the greater of (x) $100.0 million and (y) 8.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries at any one time outstanding;

(k)         loans (and Guarantees of third-party loans) and advances to officers, directors and employees of the Company and Subsidiaries in an aggregate amount not to exceed $10.0 million in the aggregate at any one time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(l)         Investments the payment for which consists solely of Qualified Capital Interests of the Company;

(m)         any Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with an Asset Sale consummated in compliance with the covenant described under “—Certain Covenants—Limitation on Asset Sales” or any other disposition of Property not constituting an Asset Sale;

(n)         payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and consistent with past practice;

(o)         Guarantees by the Company or any Restricted Subsidiary of Debt of the Company or a Restricted Subsidiary (other than a Receivables Subsidiary) of Debt otherwise permitted by the covenant described hereunder “—Certain Covenants—Limitation on Incurrence of Debt”;

(p)         any Investment by the Company or any Restricted Subsidiary in a Receivable Subsidiary or any Investment by a Receivable Subsidiary in any other Person in connection with a Qualified Receivables Transaction, so long as any Investment in a Receivable Subsidiary is in the form of a Purchase Money Note or an Investment in Capital Interests;

(q)         loans or advances to customers or suppliers in the ordinary course of business;

(r)         Investments in any Person made in exchange for, out of the net cash proceeds of the substantially concurrent sale of, Capital Interests of the Company (other than Redeemable Capital Interests); and

(s)         Investments in any joint venture that is not a Restricted Subsidiary having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (s) that are at the time outstanding, not to exceed the greater of (x) $50.0 million and (y) 4.0% of the Consolidated Net Tangible Assets of the Company and its Restricted Subsidiaries.

“Permitted Liens” means:

(a)         Liens existing at the Issue Date (other than Liens securing obligations under the Credit Agreement);

(b)         Liens that secure (i) Credit Facilities incurred pursuant to (x) clause (i) of the definition of “Permitted Debt” and/or (y) after the Escrow Release Date, the provisions described in the first paragraph of “Certain Covenants—Limitation on Incurrence of Debt” in an aggregate principal amount not to exceed an amount that does not cause the Consolidated Secured Leverage Ratio on a pro forma basis (such calculation to assume, for the purpose of this clause (b), that debt capacity under any revolving credit facility is fully drawn) to exceed 2.75 to 1.00, (ii) Hedging Obligations and Swap Contracts relating to such Credit Facilities and permitted under the agreements related thereto and (iii) fees, expenses and other amounts payable under such Credit Facilities or payable pursuant to cash management agreements or agreements with respect to similar banking services relating to such Credit Facilities and permitted under the agreements related thereto;

(c)         any Lien for taxes or assessments or other governmental charges or levies not then due and payable (or which, if due and payable, are being contested in good faith and for which adequate reserves are being maintained, to the extent required by GAAP);

(d)         any warehousemen’s, materialmen’s, landlord’s or other similar Liens arising by law for sums not then due and payable (or which, if due and payable, are being contested in good faith and with respect to which adequate reserves are being maintained, to the extent required by GAAP);

(e)         minor survey exceptions, encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other similar restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of such Person;

(f)         pledges or deposits (i) in connection with workers’ compensation, unemployment insurance and other types of statutory obligations or the requirements of any official body; (ii) to secure the performance of tenders, bids, surety or performance bonds, leases, purchase, construction, sales or servicing contracts (including utility contracts) and other similar obligations Incurred in the normal course of business consistent with industry practice; (iii) to obtain or secure obligations with respect to letters of credit, Guarantees, bonds or other sureties or assurances given in connection with the activities described in clauses (i) and (ii) above, in each case not Incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property or services or imposed by ERISA or the Code in connection with a “plan” (as defined in ERISA); or (iv) arising in connection with any attachment unless such Liens shall not be satisfied or discharged or stayed pending appeal within 60 days after the entry thereof or the expiration of any such stay;

(g)         Liens on property or assets existing at the time of acquisition thereof; provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(h)         Liens on property or assets of a Person existing at the time such Person is merged with or into or consolidated with the Company or a Restricted Subsidiary, or becomes a Restricted Subsidiary (and not created or Incurred in anticipation of such transaction); provided that such Liens are not extended to the property and assets of the Company and its Restricted Subsidiaries other than the property or assets acquired;

(i)         Liens securing Debt of a Restricted Subsidiary owed to and held by the Company or a Restricted Subsidiary thereof;

(j)         for the avoidance of doubt, other Liens (not securing Debt) incidental to the conduct of the business of the Company or any of its Restricted Subsidiaries, as the case may be, or the ownership of their assets which do not individually or in the aggregate materially adversely affect the value of the Company or materially impair the operation of the business of the Company or its Restricted Subsidiaries;

(k)         Liens in favor of customs or revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods incurred in the ordinary course of business;

(l)         licenses of intellectual property granted in the ordinary course of business;

(m)         Liens to secure Capital Lease Obligations and Purchase Money Debt permitted to be incurred pursuant to clause (xi) of the definition of “Permitted Debt”; provided that such Liens do not extend to or cover any assets other than such assets acquired or constructed after the Issue Date with the proceeds of such Capital Lease Obligation or Purchase Money Debt;

(n)         Liens in favor of the Company or any Guarantor;

(o)           Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligation in respect of banker’s acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(p)         Liens on property or shares of Capital Interests of another Person at the time such other Person becomes a Subsidiary of such Person; provided, however, that (i) the Liens may not extend to any other property owned by such Person or any of its Restricted Subsidiaries (other than assets and property affixed or appurtenant thereto and any proceeds thereof) and (ii) such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Restricted Subsidiary;

(q)         Liens (i) that are contractual rights of set-off (A) relating to the establishment of depository relations with banks not given in connection with the issuance of Debt, (B) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations and other cash management activities incurred in the ordinary course of business of the Company and or any of its Restricted Subsidiaries or (C) relating to purchase orders and other agreements entered into with customers of the Company or any of its Restricted Subsidiaries in the ordinary course of business and (ii) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (Y) encumbering reasonable customary initial deposits and margin deposits and attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business, and (Z) in favor of banking institutions arising as a matter of law or pursuant to customary account agreements encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry and (iii) other Liens in favor of banking institutions on the cash of non-Guarantor Subsidiaries securing obligations and liabilities of non-Guarantor Subsidiaries thereof in respect of cash pooling arrangements (which each of the foregoing being within the general parameters customary in the banking industry or arising pursuant to the applicable banking institution’s general terms and conditions);

(r)         Liens created by or resulting from any litigation or other proceedings which is being contested in good faith by appropriate proceedings, including Liens arising out of judgments or awards against the Company or any Restricted Subsidiary with respect to which the Company or such Restricted Subsidiary is in good faith prosecuting an appeal or proceedings for review or for which the time to make an appeal has not yet expired; or final unappealable judgment Liens which are satisfied within 15 days of the date of judgment; or Liens Incurred by the Company or any Restricted Subsidiary for the purpose of obtaining a stay or discharge in the course of any litigation or other proceeding to which the Company or such Restricted Subsidiary is a party;

(s)         leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiaries and do not secure any Debt;

(t)         any interest of title of an owner of equipment or inventory on loan or consignment to the Company or any of its Restricted Subsidiaries and Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(u)         deposits in the ordinary course of business to secure liability to insurance carriers;

(v)         Liens securing the Notes and the Note Guarantees (including the Exchange Notes and related Notes Guarantees);

(w)         Liens on the Capital Interests of a Receivables Subsidiary and accounts receivable and related assets described in the definition of “Qualified Receivables Transaction,” in each case, incurred in connection with a Qualified Receivables Transaction;

(x)         Liens securing Hedging Obligations and Swap Contracts so long as any related Debt is permitted to be Incurred under the Indenture;

(y)         options, put and call arrangements, rights of first refusal and similar rights relating to Investments in joint ventures, partnerships and the like permitted to be made under the Indenture;

(z)        (i) set-off rights not otherwise set forth in clause (q) above, or (ii) Liens arising in connection with repurchase agreements that constitute Investments;

(aa)         Liens not otherwise permitted under the Indenture in an aggregate amount not to exceed $70.0 million;

(bb)         Liens on property or assets of the Company or any Restricted Subsidiary in favor of the United States of America, any state thereof or any instrumentality of either to secure certain payments pursuant to any contract or statute; and

(cc)         Liens to secure any permitted extension, renewal, refinancing or refunding (or successive extensions, renewals, refinancings or refundings), in whole or in part, of any Debt secured by Liens referred to above; provided that such Liens do not extend to any other property or assets and the principal amount of the obligations secured by such Liens is not increased.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Interests,” as applied to the Capital Interests in any Person, means Capital Interests in such Person of any class or classes (however designated) that rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Common Interests in such Person.

“Purchase Amount” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Date” has the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Debt” means Debt:

(i)         Incurred to finance the purchase or construction (including additions and improvements thereto) of any assets (other than Capital Interests) of such Person or any Restricted Subsidiary; and

(ii)         that is secured by a Lien on such assets where the lender’s sole security is to the assets so purchased or constructed; and

in either case that does not exceed 100% of the cost and to the extent the purchase or construction prices for such assets are or should be included in “addition to property, plant or equipment” in accordance with GAAP.

“Purchase Money Note” means a promissory note of a Receivable Subsidiary to the Company or any Restricted Subsidiary, which note must be repaid from cash available to the Receivable Subsidiary, other than amounts required to be established as reserves pursuant to agreements, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated receivables. The repayment of a Purchase Money Note may be subordinated to the repayment of other liabilities of the Receivable Subsidiary on terms determined in good faith by the Company to be substantially consistent with market practice in connection with Qualified Receivables Transactions.

“Purchase Price” has the meaning set forth in the definition of “Offer to Purchase.”

“Qualified Capital Interests” in any Person means a class of Capital Interests other than Redeemable Capital Interests.

“Qualified Equity Offering” means (i) an underwritten public equity offering of Qualified Capital Interests pursuant to an effective registration statement under the Securities Act or (ii) a private equity offering of Qualified Capital Interests of the Company, or any direct or indirect parent company of the Company, other than (x) any such public or private sale to an entity that is an Affiliate of the Company and (y) any public offerings registered on Form S-8; provided that, in the case of an offering or sale by a direct or indirect parent company of the Company, such parent company contributes to the capital of the Company the portion of the net cash proceeds of such offering or sale necessary to pay the aggregate Redemption Price (plus accrued interest to the redemption date) of the Notes to be redeemed pursuant to the provisions described under the second paragraph of “—Optional Redemption.”

“Qualified Receivables Transaction” means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or such Restricted Subsidiary transfers to (a) a Receivable Subsidiary (in the case of a transfer by the Company or any of its Restricted

Subsidiaries) or (b) any other Person (in the case of a transfer by a Receivable Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and all Guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with an accounts receivable financing transaction; provided such transaction is on market terms as determined in good faith by the Company at the time the Company or such Restricted Subsidiary enters into such transaction.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate the Notes for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by the Company as a replacement agency for Moody’s or S&P, as the case may be.

“Receivable Subsidiary” means a Subsidiary of the Company:

(1)         that is formed solely for the purpose of, and that engages in no activities other than activities in connection with, financing accounts receivable of the Company and/or its Restricted Subsidiaries; provided that “accounts receivable” includes providing letters of credit on behalf of or for the benefit of the Company and/or its Restricted Subsidiaries;

(2)         that is designated by the Board of Directors as a Receivable Subsidiary pursuant to an Officer’s Certificate that is delivered to the Trustee;

(3)         that is either (a) a Restricted Subsidiary or (b) an Unrestricted Subsidiary designated in accordance with the covenant described under “—Certain Covenants—Limitation on Designation of Unrestricted Subsidiaries”;

(4)         no portion of the Debt or any other obligation (contingent or otherwise) of which (a) is at any time Guaranteed by the Company or any Restricted Subsidiary (excluding Guarantees of obligations (other than any Guarantee of Debt) pursuant to Standard Securitization Undertakings), (b) is at any time recourse to or obligates the Company or any Restricted Subsidiary in any way, other than pursuant to Standard Securitization Undertakings or (c) subjects any asset of the Company or any other Restricted Subsidiary of the Company, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings (such Debt, “Non-Recourse Receivable Subsidiary Indebtedness”);

(5)         with which neither the Company nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than (a) contracts, agreements, arrangements and understandings entered into in the ordinary course of business on terms no less favorable to the Company or such Restricted Subsidiary than those that might reasonably be expected to be obtained at the time from Persons that are not Affiliates of the Company in connection with a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company, (b) fees payable in the ordinary course of business in connection with servicing accounts receivable in connection with such a Qualified Receivables Transaction as determined in good faith by the Board of Directors of the Company and (c) any Purchase Money Note issued by such Receivable Subsidiary to the Company or a Restricted Subsidiary or any letters of credit provided by such Receivable Subsidiary on behalf of or for the benefit of the Company or any Restricted Subsidiary; and

(6)         with respect to which neither the Company nor any other Restricted Subsidiary has any obligation (a) to subscribe for additional shares of Capital Interests therein or make any additional capital contribution or similar payment or transfer thereto except in connection with a Qualified Receivables Transaction or (b) to maintain or preserve the solvency or any balance sheet term, financial condition, level of income or results of operations thereof.

“Redeemable Capital Interests” in any Person means any equity security of such Person that by its terms (or by terms of any security into which it is convertible or for which it is exchangeable), or otherwise (including the passage of time or the happening of an event), is required to be redeemed, is redeemable at the option of the holder thereof in whole or in part (including by operation of a sinking fund), or is convertible or exchangeable for Debt of such Person at the option of the holder thereof, in whole or in part, at any time prior to the Stated Maturity of the Notes; provided that only the portion of such equity security which is required to be redeemed, is so convertible or exchangeable or is so redeemable at the option of the holder thereof before such date will be deemed to be Redeemable Capital Interests. Notwithstanding the preceding sentence, any equity security that would constitute Redeemable Capital Interests solely because the holders of the equity security have the right to require the Company to repurchase such equity security upon the occurrence of a Change of Control or an Asset Sale will not constitute Redeemable Capital Interests if the terms of such equity security provide that the Company may not repurchase or redeem any such equity security pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants— Limitation on Restricted Payments.” The amount of Redeemable Capital Interests deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that the Company and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Redeemable Capital Interests or portion thereof, exclusive of accrued dividends.

“Redemption Price,” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.

“Refinancing Debt” means Debt that refunds, refinances, renews, replaces or extends any Debt permitted to be Incurred by the Company or any Restricted Subsidiary pursuant to the terms of the Indenture, whether involving the same or any other lender or creditor or group of lenders or creditors, but only to the extent that

(i)         the Refinancing Debt is subordinated to the Notes to at least the same extent as the Debt being refunded, refinanced, renewed, replaced or extended, if such Debt was subordinated to the Notes,

(ii)         the Refinancing Debt is scheduled to mature either (a) no earlier than the Debt being refunded, refinanced, renewed, replaced or extended or (b) at least 91 days after the maturity date of the Notes,

(iii)         the Refinancing Debt has an Average Life at the time such Refinancing Debt is Incurred that is equal to or greater than the Average Life of the Debt being refunded, refinanced, renewed, replaced or extended,

(iv)         such Refinancing Debt is in an aggregate principal amount that is less than or equal to the sum of (a) the aggregate principal or accreted amount (in the case of any Debt issued with original issue discount, as such) then outstanding under the Debt being refunded, refinanced, renewed, replaced or extended, (b) the amount of accrued and unpaid interest, if any, and premiums owed, if any, not in excess of preexisting prepayment provisions on such Debt being refunded, refinanced, renewed, replaced or extended and (c) the amount of reasonable and customary fees, expenses and costs related to the Incurrence of such Refinancing Debt, and

(v)         such Refinancing Debt is Incurred by the same Person (or its successor) that initially Incurred the Debt being refunded, refinanced, renewed, replaced or extended, except that the Company may Incur Refinancing Debt to refund, refinance, renew, replace or extend Debt of any Restricted Subsidiary of the Company.

“Related Business Assets” means assets (other than cash or Eligible Cash Equivalents) used or useful in a Permitted Business; provided that any assets received by the Company or a Restricted Subsidiary in exchange for assets transferred by the Company or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person unless, upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Release” means the release to the Company of the Escrowed Property (less the discount to the initial purchasers of the Original Notes) by U.S. Bank National Association, as escrow agent.

“Restricted Payment” is defined to mean any of the following:

(a)         any dividend or other distribution declared or paid on the Capital Interests in the Company or on the Capital Interests in any Restricted Subsidiary of the Company that are held by, or declared and paid to, any Person other than the Company or a Restricted Subsidiary of the Company (other than

(i)         dividends, distributions or payments made solely in Qualified Capital Interests in the Company and

(ii)         dividends or distributions payable to the Company or a Restricted Subsidiary of the Company or to other holders of Capital Interests of a Restricted Subsidiary on a pro rata basis);

(b)         any payment made by the Company or any of its Restricted Subsidiaries to purchase, redeem, acquire or retire any Capital Interests in the Company (including the conversion into, or exchange for, Debt, of any Capital Interests) (other than a payment made solely in Qualified Capital Interests in the Company);

(c)         any payment made by the Company or any of its Restricted Subsidiaries (other than a payment made solely in Qualified Capital Interests in the Company) to redeem, repurchase, defease (including an in substance or legal defeasance) or otherwise acquire or retire for value (including pursuant to mandatory repurchase covenants), prior to any scheduled maturity or scheduled sinking fund, Debt of the Company or any Guarantor that is subordinate in right of payment to the Notes or Note Guarantees (excluding any Debt owed to the Company or any Restricted Subsidiary); except payments of principal and interest in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case, within one year of the due date thereof;

(d)         any Investment by the Company or a Restricted Subsidiary in any Person, other than a Permitted Investment; and

(e)         any designation of a Restricted Subsidiary as an Unrestricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary that has not been designated as an “Unrestricted Subsidiary” in accordance with the Indenture.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Significant Subsidiary” has the meaning set forth in Rule 1-02 of Regulation S-X under the Securities and Exchange Act, but shall not include any Unrestricted Subsidiary.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by the Company or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction as determined in good faith by the Company, including Guarantees by the Company or any Restricted Subsidiary of any of the foregoing obligations of the Company or a Restricted Subsidiary.

“Stated Maturity,” when used with respect to (i) any Note or any installment of interest thereon, means the date specified in such Note as the fixed date on which the principal amount of such Note or such installment of interest is due and payable and (ii) any other Debt or any installment of interest thereon, means the date specified in the instrument governing such Debt as the fixed date on which the principal of such Debt or such installment of interest is due and payable.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including, without limitation, any fuel price caps and fuel price collar or floor agreements and similar agreements or arrangements designed to protect against or manage fluctuations in fuel prices and any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Target” means HGGC Citadel Plastics Holdings, Inc., a Delaware corporation.

“Target Acquisition” means the acquisition of all of the Capital Interests of Target pursuant to the Target Acquisition Agreement.

“Target Acquisition Agreement” means the Stock Purchase Agreement dated as of March 15, 2015 among the Company, Citadel Plastics Holdings, LLC, the Target and the other parties thereto.

“Total Leverage Ratio” means, as of any date of determination, the ratio of (a) the consolidated Debt of the Company and its Restricted Subsidiaries less unrestricted cash and Eligible Cash Equivalents of the Company and its Restricted Subsidiaries at the end of the most recent fiscal period for which financial information in respect thereof is available immediately preceding the Transaction Date to (b) the Consolidated Cash Flow Available for Fixed Charges of the Company and its Restricted Subsidiaries for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of such transaction. In addition to and without limitation of the foregoing, this ratio shall be calculated after giving effect (i) to the cost of any compensation, remuneration or other benefit paid or provided to any employee, consultant, Affiliate, equity owner of the entity involved in any Asset Acquisition to the extent such costs are eliminated or reduced (or public announcement has been made of the intent to eliminate or reduce such costs) prior to the date of such calculation and not replaced; and (ii) on a pro forma basis for the period of such calculation, to any Asset Sales or other dispositions or Asset Acquisitions, Investments, mergers, consolidations or designations of any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary occurring during the Four Quarter Period or any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale or other disposition or Asset Acquisition (including the Incurrence or assumption of any such Acquired Debt), Investment, merger, consolidation, disposed operation or designation occurred on the first day of the Four Quarter Period. For purposes of this definition, pro forma calculations shall be made in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, except that such pro forma calculations may also include (1) adjustments of the nature used in connection with the calculation of “Further Adjusted EBITDA” as set forth under “Summary—Summary Unaudited Pro Forma Condensed Combined

Financial Information of A. Schulman and Citadel” in the offering memorandum related to the private sale of the Original Notes and (2) operating expense reductions for such period resulting from the Asset Sale or other disposition or Asset Acquisition, investment, merger or consolidation for which pro forma effect is being given (A) that have been realized or (B) for which steps have been taken or are reasonably expected to be taken within twelve (12) months of the date of such transaction and are supportable and quantifiable and, in each case, including, but not limited to, (a) reduction in personnel expenses, (b) reduction of costs related to administrative functions, (c) reduction of costs related to leased or owned properties and (d) reductions from the consolidation of operations and streamlining of corporate overhead; provided that, in either case, such adjustments are set forth in an Officer’s Certificate signed by the Company’s chief financial or similar officer that states (i) the amount of such adjustment or adjustments and (ii) that such adjustment or adjustments are based on the reasonable good faith belief of the Officers executing such Officer’s Certificate at the time of such execution.

“Transactions” means (i) the Target Acquisition, (ii) the private sale of the Original Notes, (iii) the repayment or redemption of certain Debt of the Company and the Acquired Business, (iv) the entry into the Credit Agreement and (v) the issuance of the Company’s Convertible Special Stock in connection with the Target Acquisition.

“Treasury Rate” means the yield to maturity at the date of redemption of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two business days prior to the date of redemption (or, if such Statistical Release is no longer published, any publicly available source for similar market data)) most nearly equal to the period from the redemption date to June 1, 2018; provided, however, that if the period from the redemption date to June 1, 2018 is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate will be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the then remaining term of the Notes to June 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means: (i) any Subsidiary designated as such by an Officer’s Certificate as set forth below where neither the Company nor any of its Restricted Subsidiaries (a) provides credit support for, or Guarantee of, any Debt of such Subsidiary or any Subsidiary of such Subsidiary (including any undertaking, agreement or instrument evidencing such Debt, but excluding in the case of a Receivables Subsidiary any Standard Securitization Undertakings under which the lender has recourse to the Company or any Restricted Subsidiary or to any of their assets that does not exceed $15.0 million in the aggregate.); provided that the Company or any Restricted Subsidiary may pledge Capital Interests or Property of any Unrestricted Subsidiary on a non-recourse basis as long as the pledgee has no claim whatsoever against the Company or any Restricted Subsidiary other than to obtain that pledged Capital Interests or Property, or (b) is directly or indirectly liable for any Debt of such Subsidiary or any Subsidiary of such Subsidiary; and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Voting Interests” means, with respect to any Person, securities of any class or classes of Capital Interests in such Person entitling the holders thereof generally to vote on the election of members of the Board of Directors or comparable body of such Person.

BOOK-ENTRY, SETTLEMENT AND CLEARANCE

The Global Note

The Exchange Notes issued in exchange for Original Notes will be represented by one or more global notes in definitive, fully registered form, without interest coupons, which we refer to collectively as the “Global Note.”

Upon issuance, the Global Note will be deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in the Global Note will be limited to persons who have accounts with DTC, which we refer to as “DTC Participants,” or persons who hold interests through DTC Participants. We expect that under procedures established by DTC:

•	upon deposit of the Global Note with DTC’s custodian, DTC will credit portions of the principal amount of the Global Note to the accounts of the DTC Participants designated by the Exchange Agent; and

•	ownership of beneficial interests in the Global Note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC Participants) and the records of DTC Participants (with respect to other owners of beneficial interests in the Global Note).

Beneficial interests in the Global Note may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry Procedures for the Global Note

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Neither the Company nor the Trustee takes any responsibility for these operations and procedures, and investors are urged to contact the system or their participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company created to hold securities for its participating organizations, which we refer to collectively as “Participants,” and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers of the Original Notes), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a Participant, either directly or indirectly, which we refer to collectively as the “Indirect Participants.” Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1)   upon deposit of the Global Note, DTC will credit the accounts of Participants designated by the initial purchaser with portions of the principal amount of the Global Note; and

(2)   ownership of these interests in the Global Note will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Note who are Participants in DTC’s system may hold their interests therein directly through DTC. Investors in the Global Note who are not Participants may hold their interests therein indirectly through organizations which are Participants in such system. All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Note will not have Exchange Notes registered in their names, will not receive physical delivery of Exchange Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Exchange Notes, including the Global Note, are registered as the owners of the Exchange Notes for the purpose of receiving payments and for all other purposes.

Consequently, neither the Company nor the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1)   any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to, or payments made on account of, beneficial ownership interest in the Global Note or for maintaining, supervising or reviewing any of DTC’s records, or any Participant’s or Indirect Participant’s records, relating to the beneficial ownership interests in the Global Note; or

(2)   any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Exchange Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Exchange Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

DTC has advised the Company that it will take any action permitted to be taken by a holder of the Exchange Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Exchange Notes as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the Exchange Notes, DTC reserves the right to exchange the Global Note for legended notes in certificated form and to distribute such notes to its Participants.

Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or the Participants or Indirect Participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related Exchange Notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the Global Note and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the Indenture should occur.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain United States federal income tax consequences of an exchange of Original Notes for Exchange Notes pursuant to the Exchange Offer, but does not purport to be a complete analysis of all the potential tax considerations relating to the Exchange Offer or the Exchange Notes. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” applicable Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and pronouncements of the Internal Revenue Service, all as in effect as of the date of this prospectus and all of which are subject to change, possibly with retroactive effect, or different interpretations, and any such change or differing interpretations could affect the accuracy of the statements and conclusions set forth herein. This summary is for general information only and does not purport to address all aspects of United States federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the United States federal income tax laws, including, for example, holders having a “functional currency” other than the United States dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, entities or arrangements treated as partnerships for United States federal income tax purposes (or investors therein), subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts, real estate investment trusts, regulated investment companies, insurance companies, tax-exempt entities (including private foundations), dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding Exchange Notes in connection with a hedging transaction, straddle, conversion transaction, constructive sale, or other integrated transaction, and corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies.” In addition, this summary is limited to persons that hold Original Notes and that will hold the Exchange Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address United States federal tax laws other than those pertaining to the federal income tax (such as the gift tax, the estate tax and the Medicare tax) or the effect of any applicable state, local or foreign tax laws.

The exchange of an Original Note for an Exchange Note pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. Rather, the Exchange Note you receive will be treated for United States federal income tax purposes as a continuation of your investment in the corresponding Original Note surrendered in the Exchange Offer. Consequently, you will not recognize any taxable income, gain or loss upon the receipt of an Exchange Note pursuant to the Exchange Offer, your holding period for an Exchange Note will include your holding period of the Original Note exchanged therefor, and your adjusted tax basis in an Exchange Note will be the same as your adjusted tax basis in the Original Note immediately before such exchange. The United States federal income tax consequences of holding and disposing of an Exchange Note received pursuant to the Exchange Offer generally will be the same as the United States federal income tax consequences of holding and disposing of an Original Note.

You are urged to consult your own tax advisor regarding the United States federal, state, local and foreign tax consequences of exchanging Original Notes for Exchange Notes and of holding and disposing of Exchange Notes given your particular situation.

PLAN OF DISTRIBUTION

Any broker-dealer that holds Original Notes that were acquired for its own account as a result of market-making activities or other trading activities (other than Original Notes acquired directly from us) may exchange such Original Notes pursuant to the Exchange Offer. Any such broker-dealer, however, may be deemed to be an “underwriter” within the meaning of the Securities Act and must, therefore, deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of Exchange Notes received by such broker-dealer in the Exchange Offer. Such prospectus delivery requirement may be satisfied by the delivery by such broker-dealer of this prospectus. We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with such resales for a period of 20 business days from the date of this prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account in the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any of these resales may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from these broker-dealers and/or the purchasers of Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account in the Exchange Offer and any broker-dealer that participates in a distribution of the Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commission or concessions received by any such person may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We have agreed to pay all expenses incident to the Exchange Offer, including the expenses of one counsel for the holders of the Original Notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the Original Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the Exchange Notes and Guarantees offered hereby will be passed upon for us by Jones Day, Krieg DeVault LLP, Indianapolis, Indiana (with respect to Indiana law matters) and Greenberg Traurig, LLP (with respect to New Jersey law matters).

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended August 31, 2016 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.